LOAN AGREEMENT

for a loan in the amount of

$79,500,000

MADE BY AND BETWEEN

GREAT WOLF LODGE OF GRAPEVINE, LLC,

a Delaware limited liability company

As “Borrower"

AND

MERRILL LYNCH CAPITAL,

a Division of Merrill Lynch Business Financial Services Inc.,

a Delaware corporation

As “Administrative Agent” and “Co-Lead Arranger"

AND

HSH Nordbank AG

As “Co-Lead Arranger"

AND

Various Lenders

Great Wolf Lodge of Grapevine, Grapevine, Texas

Dated as of July 28, 2006

ARTICLE 1 INCO	RPORATION OF RECITALS, EXHIBITS AND SCHEDULES	1
1.1	Incorporation of Recitals	1
1.2	Incorporation of Exhibits and Schedule	1
1.3	Definitional Provisions	2
ARTICLE 2	LOAN AND LOAN DOCUMENTS	2
2.1	Conditions Precedent to Loan Closing	2
2.2	Disbursements	2
2.3	Term of the Loan	10
2.4	Prepayments	11
2.5	Interest	11
2.6	Monthly Payments	11
2.7	Default Interest and Late Charge	13
2.8	Payments	13
2.9	Administrative Agent's Fees	14
2.10	Unused Fees	14
ARTICLE 3	FINANCIAL REPORTING COVENANTS	15
3.1	Financial Information Reporting	15
3.2	Financial Information Form and Examination	16
ARTICLE 4	OPERATIONAL AND OTHER COVENANTS	17
4.1	Leasing and Operational Covenants	17
4.2	Other Borrower Covenants	22
4.3	Authorized Representative	30
4.4	Principal's Tangible Net Worth and Leverage Ratio	30
ARTICLE 5	BORROWER'S REPRESENTATIONS AND WARRANTIES	31
5.1	Borrower's Representations and Warranties	31
ARTICLE 6	ENVIRONMENTAL MATTERS	35
6.1	Environmental Representations and Warranties.	35
6.2	Environmental Covenants	35
6.3	Right of Entry and Disclosure of Environmental Reports	36
6.4	Environmental Indemnitor's Remedial Work	37
6.5	Environmental Indemnity	38
6.6	Remedies Upon an Environmental Default	39
6.7	Unconditional Environmental Obligations	39
6.8	Assignment of Environmental Obligations Prohibited	40
6.9	Indemnification Separate from the Loan	40
ARTICLE 7	CASUALTIES AND CONDEMNATION	40
7.1	Election to Apply Proceeds on Indebtedness	40
7.2	Borrower's Obligation to Rebuild and Use of Proceeds Therefor	41
ARTICLE 8	EVENTS OF DEFAULT AND REMEDIES	42
8.1	Events of Default	42
8.2	Remedies Conferred Upon Administrative Agent and the Lenders	43
ARTICLE 9	LOAN EXPENSE, COSTS AND ADVANCES	44
9.1	Loan and Administration Expenses	44
9.2	Right of Administrative Agent to Make Advances to Cure Borrower’s Defaults45
9.3	Increased Costs	45
9.4	Borrower Withholding	46
9.5	Document and Recording Tax Indemnification	47
ARTICLE 10	ASSIGNMENTS BY LENDER AND DISCLOSURE	47
10.1	Assignments and Participations	47
10.2	Disclosure of Information and Confidentiality	49
ARTICLE 11	AGENCY PROVISIONS	50
11.1	Authorization and Action	50
11.2	Administrative Agent's Reliance, Etc	50
11.3	Administrative Agent and Its Affiliates	51
11.4	Lender Credit Decision	51
11.5	Indemnification	51
11.6	Successor Administrative Agent	52
11.7	Co-Lead Arrangers	52
ARTICLE 12	GENERAL PROVISIONS	52
12.1	Captions	52
12.2	Waiver of Jury Trial	52
12.3	Jurisdiction	53
12.4	Governing Law	53
12.5	Lawful Rate of Interest	54
12.6	Modification; Consent	54

12.7	Waivers; Acquiescence or Forbearance Not to Constitute Waiver of Administrative Agent’s or the Lenders’ Requirements 55

12.8	Disclaimer by Administrative Agent and the Lenders	56
12.9	Partial Invalidity; Severability	56
12.10	Definitions Include Amendments	56
12.11	Execution in Counterparts	57
12.12	Entire Agreement	57
12.13	Waiver of Damages	57
12.14	Claims Against Administrative Agent or the Lenders	57
12.15	Set-Offs	57
12.16	Relationship	58
12.17	Agents	58
12.18	Interpretation	58
12.19	Successors and Assigns	58
12.20	Time is of the Essence	59
12.21	Notices	59

LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Joinder Exhibit A Exhibit B-1 Exhibit B-2 Exhibit C-1 Exhibit C-2 Exhibit D Exhibit E Exhibit F Schedule I Schedule II Schedule 2.1 Schedule 5.1(b)	Principal’s Limited Joinder
Legal Description of Land
Form of Promissory Note
Form of Assignment and Acceptance
Preliminary Construction Budget
Preliminary Construction Completion Schedule
Governmental Approvals
Insurance Requirements
Environmental Documents
Definitions
Commitments
Closing Checklist
Litigation

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of July 28, 2006, by and among GREAT WOLF LODGE OF GRAPEVINE, LLC, a Delaware limited liability company (“Borrower”); MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., a Delaware corporation, as the Administrative Agent and a Co-Lead Arranger; HSH Nordbank AG as a Co-Lead Arranger and the Lenders (as hereinafter defined).

RECITALS

A. Borrower is the owner in fee simple of land located in the City of Grapevine, County of Tarrant, State of Texas, commonly known as the Great Wolf Lodge of Grapevine and legally described on Exhibit A attached hereto (the “Land”). Borrower desires to construct on the Land a 404-room hotel, 80,000-square-foot water park, 10,000-square-foot meeting space and approximately 700 parking spaces (collectively, the “Improvements”).

B. Borrower has applied to the Lenders for a loan in the amount of up to Seventy-Nine Million Five Hundred Thousand and NO/100THS DOLLARS ($79,500,000.00) (the “Loan”) for certain construction costs of the Project, and the Lenders are willing to make the Loan on the terms and conditions hereinafter set forth. The Loan is evidenced by the Notes (as hereinafter defined) of even date herewith made by Borrower in the original aggregate principal amount of Seventy-Nine Million Five Hundred Thousand and NO/100THS DOLLARS ($79,500,000.00) and payable to the respective Lenders. The terms and provisions of the Notes are hereby incorporated by reference, in this Agreement.

C. Borrower’s obligations under the Loan will be secured by, among other items, a first priority Amended and Restated Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, of even date herewith (the “Mortgage”) conveying the Project in trust to the trustee named therein, for the benefit of Administrative Agent and the Lenders. The Mortgage amends and restates in its entirety the existing deed of trust on the Land, and the Loan and the Notes amend and restate in their entirety the existing loan and promissory note secured by such existing mortgage, which existing loan and promissory note have been assigned to the Lenders. This Agreement, the Notes, the Mortgage, and any other documents evidencing or securing the Loan or executed in connection therewith, and any modifications, renewals and extensions thereof, are referred to herein collectively as the “Loan Documents.”

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INCORPORATION OF RECITALS, EXHIBITS AND SCHEDULES

1.1	Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2	Incorporation of Exhibits and Schedule.

Exhibits A through F, the Limited Joinder and Schedules I, II, 2.1, and 5.1(b) to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

1.3	Definitional Provisions.

All terms defined in Schedule I of this Agreement or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in the Notes Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement. The word “include(s)” when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

ARTICLE 2

LOAN AND LOAN DOCUMENTS

2.1	Conditions Precedent to Loan Closing.

(a) Loan Documents. Borrower agrees that the Lenders’ obligation to close the Loan is conditioned upon Borrower’s delivery, performance and satisfaction, as applicable, all in Administrative Agent’s sole discretion, of (i) all items on that certain Closing Checklist issued by Administrative Agent prior to the date of this Agreement, as revised prior to the date of this Agreement (the “Closing Checklist”) and attached to this Agreement as Schedule 2.1, except for those items on the Closing Checklist, if any, expressly designated as being post-closing items, including without limitation an appraisal which shows for the Project an “As Complete” loan-to-value of no greater than 67.5% and an “As Stabilized” loan-to-value of no greater than 65%, (ii) this Agreement and the other Loan Documents, including without limitation a promissory note of Borrower to each Lender, substantially in the form of Exhibit A-1, with appropriate insertions as to such Lender’s Commitment amount, (iii) a legal opinion for the benefit of Administrative Agent and the Lenders issued by counsel for Borrower, and (iv) such other documents, instruments or certificates as Administrative Agent and its counsel may reasonably deem necessary or appropriate to effectuate the terms and conditions of this Agreement and the other Loan Documents, and to comply with the laws of the states of Illinois and Texas.

(b) Construction Documents. To the extent not already approved by the Administrative Agent, Administrative Agent and the Lenders’ Consultant shall have reviewed and approved a soils report, the Environmental Documents, the preliminary construction schedule indicating the anticipated progress of construction (“Preliminary Construction Completion Schedule”), the Preliminary Plans, the Preliminary General Construction Contract, a final site plan, a preliminary detailed budget for construction of the Improvements (“Preliminary Construction Budget”), a survey of the Project, all of which shall be in form and substance satisfactory to Administrative Agent. All of the foregoing and all other documents and reports used in preparation for or in the actual construction of the Improvements, including without limitation those listed in Section 2.2(b)(i), shall collectively be called the “Construction Documents.” The Preliminary Construction Budget and the Preliminary Construction Completion Schedule are attached hereto as Exhibits C-1 and C-2, respectively. The current Preliminary General Construction Contract, Aquatic Construction Contract, and Architect’s Agreement are hereby approved by Administrative Agent and the Lenders. Changes to either the Construction Budget or the Construction Completion Schedule shall be subject to the prior written approval of Administrative Agent in accordance with and to the extent required by Sections 2.2(b)(i), 4.1(h) and 4.1(j).

2.2	Disbursements.

(a) Holdback. No portion of the Loan shall be funded until Borrower’s Equity Contribution is made as provided in Section 2.2(d)(v), provided that final portion of Borrower’s Equity Contribution may be made simultaneously with the first disbursement of the Holdback. The entire Loan Amount (the “Holdback”) shall be retained by the Lenders for the construction of the Improvements on the Project and other items set forth in the Construction Budget and other items approved by Administrative Agent.

(b) Conditions Precedent to Future Disbursements. Absent a then existing and continuing default hereunder or under any of the other Loan Documents and subject to the following conditions (except to the extent waived in writing by Administrative Agent and any such condition waived by Administrative Agent as to any particular disbursement may be re-imposed as a condition of subsequent disbursements), each Lender severally agrees to make an Advance to Borrower in the amount of such Lender’s Pro Rata Share of the portion of the Holdback requested by Borrower:

(i) With respect to the first disbursement of the Holdback, Borrower shall have delivered to Administrative Agent and the Lenders’ Consultant at least fifteen (15) Business Days prior to the requested date of the first disbursement, and Administrative Agent and the Lenders’ Consultant shall have reviewed and approved the following:

(1) the Final Plans, which shall be substantially in accordance with the Preliminary Plans unless approved by Administrative Agent; provided that Administrative Agent’s approval of such plans shall not be unreasonably withheld if (A) such plans do not materially increase or decrease the number of hotel rooms or size of the water park or meeting space and (B) such plans still provide for a first-class water park,

(2) an AIA Document A121 CMc – 2003 and AGC Document 565 and General Conditions, both executed by Borrower and General Construction Contractor, together with an amendment or other modification thereto pursuant to which such contract is converted into a guaranteed maximum price construction contract with scope of work for construction of substantially all of the Improvements excluding the portion of the Improvements to be supplied or constructed under the Aquatic Construction Contract or the Theming Contract (such contract as so amended or modified being referred to herein as the “Final General Construction Contract”); provided that Administrative Agent’s approval of such contract shall not be unreasonably withheld if (A) the resulting Final General Construction Contract is consistent with an approved Final Construction Budget, (B) such contract provides for the aforementioned scope of work, and (C) at least ninety-five percent (95%) of such scope of work is subject to a guaranteed maximum price, as opposed to allowances,

(3) a schedule which correctly describes the payments (the “Permitted Forward Payments”) that are required or anticipated to be made under the applicable Construction Contract prior to actual work being performed or materials being acquired, including for each payment the applicable Construction Contract for such payment, what the payment will be required for, the amount of such payment, and the approximate milestone or date upon when such payment becomes due and payable; provided that Administrative Agent’s approval of such schedule shall not be unreasonably withheld if such schedule is materially consistent with the schedule prepared for and approved as part of the loan (the “Mason Loan”) to Mason Family Resorts, LLC for the development and construction of the Great Wolf Lodge at Paramount’s King Island, Ohio,

(4) payment and performance bonds covering, or insurance insuring against the default of, subcontractors under the Final General Construction Contract; provided that subguard insurance covering the subcontractors under the Final General Construction Contract which is materially consistent with the subguard insurance approved as part of the Mason Loan shall be deemed to satisfy this requirement,

(5) the final construction schedule indicating the anticipated progress of construction (“Final Construction Completion Schedule”), which shall be substantially in accordance with the Preliminary Construction Completion Schedule unless approved by Administrative Agent; provided that Administrative Agent’s approval of such schedule shall not be withheld if the Completion Date is not extended and the Administrative Agent reasonably believes that Completion by the Completion Date is achievable based upon such schedule,

(6) the final detailed budget for construction of the Improvements (“Final Construction Budget”); provided that Administrative Agent’s approval of such budget shall not be unreasonably withheld if (A) such budget, including the line items in such budget, reflect the costs set forth in the Final General Construction Contract and the Aquatic Construction Contract, (B) such budget includes a contingency for hard costs equal to or greater than five percent (5%) of the total budgeted hard costs and a contingency for soft costs equal to or greater than eight percent (8%) of the total budgeted soft costs, (C) to the extent such budget reflects cost overruns compared to the Preliminary Construction Budget, additional cash equity in the amount of such overruns shall have been contributed to the Borrower and used to pay for Project costs or expenses, as required by the provisions of Section 2.2(d)(iv),

(7) a list of the names of all subcontractors and suppliers and fixed price subcontracts representing in excess of $500,000 (each of the foregoing a “Major Subcontractor”), and

(8) consents to the assignment of some of the Construction Documents from the Architect, the General Construction Contractor and the Aquatic Construction Contractor, duly executed in such forms as are acceptable to Administrative Agent, all of which shall provide that any lien or claim to which such Person or other party claiming through such Person may be entitled against the Project shall be subordinate to the lien of the Mortgage; provided that a consent which is in substantially the same form as the comparable consent delivered in connection with the Mason Loan shall be deemed to satisfy this requirement.

(ii) Borrower shall have delivered to Administrative Agent a fully executed and complete application in a form reasonably approved by Administrative Agent covering the disbursement requested (sometimes referred to herein as the “Application”) signed and submitted to Administrative Agent and the Lenders’ Consultant, one time each month (provided a separate Application can be submitted once a month for work performed under the Aquatic Construction Contract), covering costs incurred during the preceding month and Permitted Forward Payments that shall become due and payable within the next month. Any request in any month for disbursement related to the Theming Contract shall be made as part of an Application made for one of the other Construction Contracts. Each Application shall be accompanied by (a) such invoices, contracts, bills, vouchers, change orders, and other statements and information as may be reasonably requested by Administrative Agent; and (b) a certificate or other satisfactory evidence that all prior disbursements of a portion of the Holdback have been used and applied for the purposes stated in prior Applications. Notwithstanding the foregoing, with respect to any Application for which the Architect would be certifying as to work performed by the General Construction Contractor, the Application may be delivered to Administrative Agent and the Lenders’ Consultant at the same time as the applicable portion of such Application is delivered to such Architect for such Architect’s review; provided that neither Administrative Agent, nor the Lenders’ Consultant shall have to provide a final response to such Application until the Architect’s certification in connection with such Application is received by them. Within two (2) Business Days following receipt from Borrower of an Application, Administrative Agent will provide each Lender with a copy of such Application.

(iii) All improvements to and including the stage represented in the current Application shall have been completed in substantial accordance with the Plans and reasonably acceptable to Administrative Agent and the Lenders’ Consultant and Borrower is not behind the dates set forth in the Construction Completion Schedule with respect to any material item by more than ninety (90) days and is anticipated to complete construction of the Project on or before the Completion Date.

(iv) Lenders’ Consultant shall have reviewed each Application submitted by Borrower and shall have certified or otherwise approved, to Administrative Agent’s satisfaction, that (a) such Application is approved for payment and that all work described in or covered by such Application has been performed in substantial accordance with the Plans, (b) all materials covered by the Application (excluding materials for which Permitted Forward Payments are being requested) have been incorporated into the Improvements or adequately stored and insured on or off the Land, (c) the amount requested plus amounts previously disbursed under the Loan plus the disbursed portion of Borrower’s Equity Contribution do not, as a percentage of the total amount of funds available, exceed the percentage of completion of the Project as of the requisition date, and (d) the undisbursed Holdback is sufficient to complete the Project in accordance with the Plans prior to the Completion Date or, at Administrative Agent’s option, Borrower shall either (A) invest or cause to be invested such shortfall in the construction of the Improvements or (B) deposit or cause to be deposited with Administrative Agent an amount of money sufficient to pay for all such costs and expenses in excess of the undisbursed Holdback.

(v) Borrower shall have furnished Administrative Agent waivers of liens of each Construction Contractor and each Major Subcontractor for work performed or materials delivered through the period covered by the previous Application.

(vi) Administrative Agent shall have received, at Borrower’s expense, an endorsement to the Title Policy insuring the priority of the Mortgage with respect to such disbursement and indicating that no intervening liens exist against the Project.

(vii) With respect to the hotel and meeting space portions of the Improvements, Borrower shall deliver a foundation survey to Administrative Agent within sixty (60) days after the footings and foundation of such portions of the Improvements is in place. Such survey shall show the location of the foundations of such portions of the Improvements on the Land with relation to the boundary lines of the Land and all easements and set-back lines and shall be prepared by a registered surveyor who shall certify that such foundation is in compliance with all required set-back or building restriction lines. At any time a survey is required from Borrower, as aforesaid, the surveyor shall certify on each such survey that the construction completed to date as shown on such survey disclosed no violations, encroachments, or variations of set-back or other restrictions other than those which Administrative Agent may waive in writing.

(viii) At Administrative Agent’s option, disbursements shall be made by Administrative Agent on behalf of the Lenders to Borrower, or directly to an architect, contractor, supplier, broker or other third party, or through an escrow pursuant to an agreement with the Title Insurer ( with respect only to payments, if any, with respect to work or services for which any third party has a statutory right to file a lien against the Project and which are not insured against by the Title Insurer).

(ix) Borrower shall have paid, upon demand, any and all fees due Administrative Agent or the Lenders and any and all costs incurred by Administrative Agent or the Lenders up to the date of such disbursement.

(x) Administrative Agent shall have received copies of the Governmental Approvals required for the construction of the Project, including without limitation the principal building permit required for construction and completion of the Project.

(c) Final Construction Disbursement. The final construction disbursement made to Borrower pertaining to a Construction Contract, including all retainage under such Construction Contract (except for funds held by the Lenders pending completion of (i) so called “punch list” items of work remaining, as identified by Borrower and each Construction Contractor or (ii) to the extent Completion is achieved under a temporary certificate of occupancy, any aspects of the Project that were not approved as part of such temporary certificate of occupancy, and in either case approved by the Lenders’ Consultant) shall be made at such time as, in addition to the conditions precedent to disbursements set forth above, all of the following conditions are satisfactorily met:

(i) Achievement of Completion on or before the Completion Date.

(ii) Delivery to Administrative Agent of an as-built survey as required by the provisions of Section 4.1(i).

At any time following satisfaction of the foregoing conditions, Borrower shall have the right, but not the obligation, to terminate the Lenders’ remaining Commitments upon delivery of written notice of such election to the Administrative Agent. Following such termination of the Commitments, Borrower shall not have any further right to request any further disbursement of the Loan, including without limitation, any accrual of interest as contemplated by Section 2.6.

(d) Procedures for Disbursements. Disbursement of the Holdback shall be made in accordance with the following procedures and requirements:

(i) Application for Payment. Each Application submitted shall constitute a representation by Borrower that (A) except for Permitted Forward Payments, the work and materials for which payment is requested have been physically incorporated into the construction or delivered to the Project site or storage area free of any security interest, liens, or encumbrances other than those created as security for the Loan, (B) with respect to Permitted Forward Payments for which payment is requested, that such payments are then due, and (C) that the work and materials covered by the Application conform to the Plans and all Laws, statutes, ordinances, rules, and regulations. The approval of vouchers by Administrative Agent shall not constitute an acceptance of the work and materials nor be binding upon Administrative Agent or the Lenders except to the extent that the facts actually are as represented when approved. The aggregate of all disbursements made by the Lenders at any time shall not exceed the value of the work done, the materials physically incorporated into the construction or delivered to the Project site or stored off-site, and the Permitted Forward Payments due and payable at such time. While Administrative Agent agrees to use reasonable efforts to process Applications within fifteen (15) days after Administrative Agent’s receipt of an Application and agrees to provide Borrower with notice of any deficiency or problem with an Application promptly following Administrative Agent’s determination of same, neither Administrative Agent, nor the Lenders shall have any liability to Borrower or any other entity or individual if Administrative Agent fails to process an Application within said time frame. Borrower will be entitled to supplement or amend an Application to correct any deficiency or problem with an Application.

(ii) Administrative Agent’s Inspection. If, for any reason, Administrative Agent deems it reasonably necessary to cause the construction of the Project to be examined by its representatives or the Lenders’ Consultant prior to making any disbursement (including, without limitation, any disbursement relating to the stored materials as more particularly set forth in Section 2.2(d)(iii) hereof), it shall have a reasonable time to do so or to cause the Lenders’ Consultant to do so, and the Lenders shall not be required to make any disbursement until such examination has been made and is satisfactory to Administrative Agent. If, as a result of such examination, Administrative Agent finds some portion of the work to be not in compliance with the provisions of this Agreement, the Lenders will fund the portion of the disbursement that is in compliance and the Lenders’ Consultant and Administrative Agent shall provide for Borrower a copy of the report of the Lenders’ Consultant relating to such examination. Any such inspection by Administrative Agent or its representatives shall be for the sole benefit of Administrative Agent and the Lenders and for ensuring that the construction of the Project is proceeding satisfactorily and that the Loan is secure. In no event shall such inspection be construed as participation by Administrative Agent or the Lenders in the construction of the Project, as approval by Administrative Agent or the Lenders of the quality of the construction, or as a warranty that the Project complies with local building codes or the Plans.

(iii) Permitted Forward Payments; Stored Materials. Except with respect to materials for which a Permitted Forward Payment is being made, all materials for which a requisition has been made shall have been either (i) incorporated into the Improvements or (ii) stored in accordance with the following requirements:

(1) All stored materials, whether stored at the Project or off-site, must be, in Administrative Agent’s reasonable opinion, adequately stored, safeguarded and insured.

(2) Borrower shall provide to Administrative Agent, with each requisition submitted wholly or in part for materials to be stored, whether stored at the Project or off-site, a copy of the relevant bill of sale and evidence of insurance.

(3) To the extent the total value of all materials stored off-site would exceed One Hundred Thousand Dollars ($100,000), such excess materials shall be stored in a bonded warehouse (except for lumber, which may be stored in an insured reload center).

(4) The total value of all stored materials, whether stored at the Project or off-site, shall not exceed five percent (5%) of the portion of the Holdback allocated to “hard costs” at any one time. For purposes of determining compliance with the limitation set forth in the foregoing clause (3) above and in this clause (4), stored materials shall not be deemed to include any materials reflected as “stored materials” on any particular Application that are actually incorporated into the Project as fixtures prior to the submission of the next succeeding Application hereunder.

(5) As a condition to any disbursement of Loan proceeds for materials stored outside the Grapevine, Texas metropolitan area, Administrative Agent shall be entitled to require that the Lenders’ Consultant inspect and approve such materials at the site where they are stored, and Borrower shall pay all costs and fees of the Lenders’ Consultant, including travel costs, incurred in connection therewith.

(iv) Retainage. Provided all other conditions to disburse amounts in the Holdback have been satisfied with respect to an Application, the Lenders, in accordance with the other provisions of this Article 2, shall disburse to Borrower, in accordance with the Construction Budget, (i) the amounts due to contractors, subcontractors and laborers with respect to the construction of the Project as evidenced by and based on the invoices, contracts, bills, vouchers, change orders, and other information supplied to and approved by Administrative Agent less (A) with respect to payments to a Construction Contractor, the applicable amount of retainage under the applicable Construction Contract with respect to the work for which payment is requested and (B) with respect to payments to any other contractors (and their subcontractors) and laborers, ten percent (10%) of the payment that would otherwise be made with respect to the work for which payment is requested, and (ii) such other amounts as are approved by Administrative Agent. Requests for payment made by each Construction Contractor for “general conditions” expenses, the Construction Contractor’s fee, permits and direct material purchases (i.e., lumber, millwork, windows, appliances, doors) and any soft costs shall not be subject to retainage; however, request for payment made by each Construction Contractor for any other work shall be subject to the foregoing retainage. Administrative Agent and the Lenders acknowledge that each Construction Contract contemplates the possibility that individual trade contractors may be paid their retainage for their respective portions of the work. The Lenders will release such retainage, provided Administrative Agent and the Lenders’ Consultant concur that such trade contractor’s work has been fully and finally completed. Otherwise, provided all other conditions to disburse amounts in the Holdback have been satisfied with respect to an Application the Lenders will release the balance of the retainage in connection with the final construction disbursement.

(v) Borrower’s Equity. In addition to the cost of the Land, Borrower shall expend in connection with the Project on project costs in accordance with the approved Construction Budget an amount equal to Thirty-Five Million Three Hundred Sixty-Five Thousand Eight Hundred Seventy-Four and No/100 Dollars ($35,365,874.00), as such amount may be increased by the provisions of Section 2.2(b)(i)(6) (“Borrower’s Equity Contribution”), which Borrower’s Equity Contribution shall be contributed as hereinafter provided and utilized for costs and expenses to be incurred in owning the Project and completing the construction of the Project in accordance with the approved Construction Budget. All of Borrower’s Equity Contribution shall be expended, and proof thereof shall be provided to Administrative Agent, prior to the Lenders’ disbursing any funds from the Holdback. The last portion of Borrower’s Equity Contribution may be made simultaneously with the first disbursement of the Holdback.

(vi) Use of Proceeds. Borrower will use the proceeds of the Loan solely for the costs described in the Construction Budget and will promptly, upon receipt of a disbursement, pay the expenses for which the disbursement was requested in the Application and related documents. Borrower will receive the disbursements to be made hereunder and will hold the right to receive the same as a trust fund for the purposes of paying the costs of the Project. The funds disbursed shall not be subject to any attachment against Borrower or any assignment by operation of law or otherwise.

(vii) Damage to Project. Subject to the provisions of Section 7.1, if the Land and Improvements, or either of them, suffer damage or destruction, Administrative Agent on behalf of the Lenders may, without liability, refuse to make any disbursements of funds until satisfactory arrangements for restoration or replacement of the Land and Improvements have been made.

(viii) Discretionary Disbursements by the Lenders. The Lenders may, in Administrative Agent’s sole discretion, make a disbursement from the Holdback in order to satisfy the conditions hereof if an Event of Default shall occur hereunder or under the Loan Documents, and may disburse funds directly to contractors and subcontractors on Borrower’s account, and amounts so applied shall be part of the obligation evidenced by the Notes and shall be secured by the Mortgage. After the occurrence of an Event of Default, at Administrative Agent’s option, the Lenders through Administrative Agent may (i) pay any part, or the whole, of any payment authorized pursuant to this Agreement before it becomes due pursuant to the Construction Completion Schedule, and the same shall be deemed to have been made pursuant to this Agreement; and (ii) at the discretion of Administrative Agent, the Lenders through Administrative Agent may make disbursements either to Borrower, directly to a Construction Contractor, or directly to any subcontractor or any other persons entitled to make or receive payment of the Project costs in question in accordance with their respective contracts.

(e)  Terms Applicable to All Disbursements. Notwithstanding anything to the contrary set forth herein, all disbursements shall be subject to the following terms and provisions:

(i) No disbursement will be made if, after giving effect thereto, (A) a Lender’s aggregate Advances to such time would exceed such Lender’s Commitment at such time, or (B) the Lenders’ aggregate Advances to such time would exceed the aggregate Commitments of the Lenders at such time. No Advance once repaid may be reborrowed.

(ii) All disbursements to be made pursuant to this Section 2.2, shall be made as a single disbursement not more than once in any calendar month pursuant to a single monthly Application from Borrower covering all amounts to be disbursed in any calendar month. Each request for a disbursement shall be irrevocable and binding on Borrower.

(iii) Each disbursement shall be in an amount not less than $25,000 (other than the last disbursement, if the remaining undisbursed amount is less than $25,000) and shall be subject to a $200.00 disbursement-processing fee payable to Administrative Agent.

(iv) With respect to all Advances, each Lender shall, before 12:00 noon (New York, New York time) on the date of such disbursement, make available to Administrative Agent pursuant to wire instructions provided by Administrative Agent to such Lender, in same day funds, such Lender’s Pro Rata Share of such disbursement. After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 2, Administrative Agent will disburse such funds as provided herein.

(v) Unless Administrative Agent shall have received notice from a Lender before the date of any disbursement that such Lender will not make available to Administrative Agent such Lender’s Pro Rata Share of the disbursement, Administrative Agent may assume that such Lender has made its Pro Rata Share of such disbursement available to Administrative Agent on the date of such disbursement in accordance with the provisions of this Section 2.2 and Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such disbursement available to Administrative Agent, such Lender and Borrower severally agree to immediately repay to Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent, at (A) in the case of Borrower, the interest rate applicable on each such day to Advances comprising such disbursement and (B) in the case of such Lender, the Federal Funds Rate for each such day. If such Lender shall repay to Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such disbursement for purposes of this Agreement even though not made on the same day as the other Advances comprising such disbursement.

(vi) The failure of any Lender to make the Advance to be made by it as part of any disbursement shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such disbursement. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any disbursement.

2.3	Term of the Loan.

(a) Unless due and payable sooner pursuant to Section 2.6, Section 2.9, Section 2.10, or Article 8, all principal, interest and other sums due under the Loan Documents shall be due and payable in full on July 31, 2009 (the “Initial Maturity Date”), provided that Borrower shall have the right to extend the Maturity Date (each an “Extension Option”) for two (2) additional twelve (12) month terms (each such twelve (12) month period is hereinafter referred to as an “Extension Term”), thereby extending the Maturity Date (i) if the first Extension Option is properly exercised, to the twelve (12) month anniversary of the Initial Maturity Date and (ii) if each of the first Extension Option and the second Extension Option is properly exercised, to the twenty-four (24) month anniversary of the Initial Maturity Date (the "Extended Maturity Date”).

(b) Borrower may only exercise an Extension Option upon satisfying the following conditions:

(i) Borrower shall have delivered to Administrative Agent written notice of such election no earlier than one hundred twenty (120) days and no later than ninety (90) days prior to (A) with respect to the first Extension Option, the Initial Maturity Date and (B) with respect to the second Extension Option, the twelve (12) month anniversary of the Initial Maturity Date;

(ii) Administrative Agent shall have received Borrower’s and Principal’s most recent financial statements in the form and when required by the provisions of Section 3.1. There shall have been no Material Adverse Change with respect to Borrower, Principal, or the Project;

(iii) Construction of the Improvements has been completed in accordance with all requirements of this Loan Agreement;

(iv) Such notice is accompanied by a non-refundable extension fee equal to one quarter of one percent (.25%) of the then outstanding Loan principal;

(v) No Event of Default previously occurred or exists under the Loan Documents, nor any event exists which would be an Event of Default if not cured within the time allowed; and

(vi) Net Operating Income must be equal to or greater than Ten Million and NO/100ths Dollars ($10,000,000.00) for the most recent Rolling Period for which Borrower had provided financial statements as required pursuant to the provisions of Section 3.1(a).

(vii) With respect to the second Extension Option only, Net Operating Income for the most recent Rolling Period for which Borrower had provided financial statements as required pursuant to the provisions of Section 3.1(a) must be greater than ninety percent (90%) of the Net Operating Income for the Rolling Period preceding such Rolling Period (e.g., May, 2010 – April, 2011 vs. May, 2009 – April, 2010).

(viii) Borrower shall have acquired the Interest Rate Protection required for the applicable Extension Term pursuant to the provisions of Section 4.2(w).

2.4	Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part at any time without premium or penalty provided Borrower (a) gives Administrative Agent at least seven (7) days’ prior written notice, (b) pays all accrued and unpaid interest, and (c) pays all other fees and costs due from Borrower to Administrative Agent and the Lenders including any attorneys’ fees and disbursements incurred by Administrative Agent or the Lenders as a result of the prepayment.

2.5	Interest.

Provided that no Event of Default exists, the principal amount of the Loan outstanding from time to time shall bear interest until paid at a rate equal to a floating rate per annum equal to Two and 60/100ths percent (2.60%) plus the Base Rate (the aggregate rate referred to as the "Interest Rate”). Interest shall be calculated based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

2.6	Monthly Payments.

Commencing on September 1, 2006 and continuing on the first day of each month thereafter until the outstanding principal amount has been repaid, Borrower shall pay interest computed on the outstanding principal balance of the Loan at the Interest Rate monthly in arrears.

In addition to the interest payments due on the Loan, commencing on the first day of the month following the third anniversary of the date of this Agreement and continuing on the first day of each month thereafter until the outstanding principal amount has been repaid, Borrower shall make additional monthly principal amortization payments of One Hundred Thousand and No/100ths Dollars ($100,000.00).

In addition to any payments due as described elsewhere in this Section 2.6 or in Sections 2.9 or 2.10, for each Excess Cash Flow Month, Borrower shall make a monthly payment to Administrative Agent equal to 100% of Excess Cash Flow for such Excess Cash Flow Month which shall be applied as follows:

(a) Initially all such payments shall be deposited and held in escrow by Administrative Agent as additional collateral for the Loan. Borrower shall execute any documents reasonably requested by Administrative Agent in order for Administrative Agent to have a first lien, perfected security interest in such sums for the benefit of the Lenders.

(b) Other than the last Business Day of June or December during each calendar year, Borrower may access the escrow account to fund any operating or Loan debt service shortfalls. From time to time, Borrower may request Lender to disburse portions of such escrow for the purpose of funding operating or Loan debt service shortfalls. Disbursements from such escrow shall be subject to the following: (i) no default under this Agreement or any of the other Loan Documents shall have occurred and be continuing except for defaults which would be cured by the use of such funds in accordance with the provisions above and  no Event of Default shall have occurred; (ii) each request for disbursement shall be in writing and delivered at least ten (10) Business Days prior to the date of any such disbursement; (iii) not more than one (1) disbursement shall be made during any calendar month nor shall any request be for an amount less than Twenty-Five Thousand and No/100 Dollars ($25,000); and (iv) each disbursement request shall be accompanied by such evidence as Administrative Agent may reasonably request in order to confirm the amount and purpose of such disbursement.

(c) On the last Business Day of June and December during each calendar year all remaining payments of Excess Cash Flow still held in escrow by Administrative Agent shall be applied to reduce the outstanding principal balance of the Loan.

The payment of Excess Cash Flow for any Excess Cash Flow Month shall be due and payable on the first (1st) day of the month which is the second month following the Excess Cash Flow Month (for example, on June 1st, a monthly payment equal to the Excess Cash Flow for the Excess Cash Flow Month of April shall be due).

Monthly payments of interest, Excess Cash Flow and amortization due to the Lenders as described in this Section 2.6 and the unused fees described in Section 2.10 shall be paid to Administrative Agent for the benefit of the Lenders by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower in the Automated Clearing House debit authorization executed by Borrower in connection with this Agreement not later than 12:00 noon (New York, New York time) on the day when due without set-off, deduction or counterclaim; and shall be effective upon receipt. Borrower shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. Except for the potential use of Excess Cash Flow payments as expressly provided above, in no event shall any such payments be refunded to Borrower.

The amount of the Loan was determined on the basis of the Construction Budget which sets forth, among other things, a Three Million Nine Hundred Thousand and No/100 Dollars ($3,900,000.00) reserve for the estimated accrued interest on the disbursed principal of the Notes during the term of the Notes (hereinafter called the “Interest Reserve Account”). The Interest Reserve Account may not be reduced or reallocated to any other line item in the Construction Budget without the Administrative Agent’s written approval, which shall be in its sole discretion. Subject to the conditions precedent to disbursements in this Agreement (excluding the requirements to include such disbursement in an Application, to get Architect or Lenders’ Consultant to approve such disbursement, or to get a title endorsement with respect to such disbursement), the Lenders will disburse on the first day of each month a portion of the Loan sufficient to pay accrued interest then due and payable on the Notes, and the amount thereof shall increase the principal of the Notes and shall reduce the balance of the Interest Reserve Account. Under no circumstances shall the undisbursed Loan be disbursed to pay accrued interest thereon after depletion of the balance of the Interest Reserve Account. In lieu of disbursing Loan proceeds to Borrower for payment of accrued interest thereon, the Lenders may handle such disbursement and payment by making appropriate entries on the books and records of the Lenders and in the Register, whereupon a statement summarizing such entries shall be furnished by Administrative Agent to Borrower.

2.7	Default Interest and Late Charge.

(a) So long as an Event of Default remains outstanding, interest shall accrue at a rate per annum equal to five percentage points (500 basis points) in excess of the Interest Rate otherwise applicable on each outstanding disbursement of the Loan, but shall not at any time exceed the highest rate permitted by law (the “Default Rate”).

If payments of principal (other than the final payment of principal), interest due on the Loan, or any other amounts due hereunder or per the Notes or the other Loan Documents are not timely made and remain overdue for a period of five (5) days, Borrower, without notice or demand by Administrative Agent or the Lenders, promptly shall pay an amount (“Late Charge”) equal to five percent (5%) of each delinquent payment.

2.8	Payments.

(a) Payment Procedures. Except as set forth in Section 2.6 and as otherwise expressly set forth herein, Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (New York, New York time) on the day when due to Administrative Agent at the location referred to in the Notes (or such other location as Administrative Agent shall designate in writing to Borrower) in same day funds without set-off, deduction or counterclaim. Except for amounts payable solely to Administrative Agent or a specific Lender pursuant to Section 2.9, 9.1, 9.2, 9.3, 9.4, or 9.5, Administrative Agent will on the same day cause to be distributed like funds relating to the payment of principal, interest or fees ratably to the Lenders in accordance with each Lender’s Pro Rata Share, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(b) Administrative Agent Reliance. Unless Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to Lenders that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Federal Funds Rate for each such day.

(c) Application of Payments. Whenever any payment received by Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to Administrative Agent, in its capacity as such, under and in connection with this Agreement or any other Loan Document; second, to the payment of all fees and expenses due and payable under this Agreement to Lenders, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of the interest accrued on all Advances, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest owed to such Lenders; and fourth, to the payment of the principal amount of all Advances, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lenders.

(d) Register. Administrative Agent shall record in the Register the Commitment and the Advances from time to time of each Lender and each repayment or prepayment in respect to the principal amount of such Advances of each Lender. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s obligations hereunder in respect of such Advances.

(e) Sharing of Payments, Etc. Except for amounts payable solely to Administrative Agent or a specific Lender pursuant to Section 2.9, 9.1, 9.2, 9.3, 9.4, or 9.5, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments or collateral on account of the Advances obtained by all the Lenders, such Lender shall notify Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances, as applicable, made by them as shall be necessary to cause such purchasing Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.8(e) may, to the fullest extent permitted by applicable Law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.9	Administrative Agent’s Fees.

Borrower agrees to pay to Administrative Agent for its benefit the fees set forth in the Fee Letter for acting as Administrative Agent, as and when the same are due and payable pursuant to the terms of the Fee Letter.

2.10	Unused Fees.

Borrower agrees to pay to Administrative Agent for the account of each Lender a commitment fee on the average daily amount by which such Lender’s Commitment exceeds the sum of such Lender’s Advances at a rate per annum equal to 10/100ths percent (.10%) (computed on the actual number of days elapsed, including the first day and excluding the last, based upon a 360-day year). Such fees shall be due and payable monthly in arrears commencing on September 1, 2006 and continuing on the first day of each month thereafter until the Commitments are terminated as provided in Section 2.2(c).

ARTICLE 3

FINANCIAL REPORTING COVENANTS

3.1	Financial Information Reporting.

(a) Monthly Information. Within thirty (30) days following the end of each month, Borrower shall deliver to Administrative Agent and each Lender on forms approved by Administrative Agent in its reasonable discretion: (i) commencing with the month following the month of the Opening Date, a statement of income and expenses showing the results of operation for the preceding month and fiscal year-to-date, in comparison the same month and year-to-date for the prior fiscal year (to the extent applicable), and in comparison with the Annual Budget including room statistics (e.g., available rooms, occupied rooms, average daily room rate and revenue per available room); (ii) commencing with the month following the first anniversary of the Opening Date, a statement and report detailing Borrower’s calculation of (A) Net Operating Income for such month and the Rolling Period ended such month, and (B) Property Yield as of the date of such statement and report; and (iii) for any Excess Cash Flow Month, Borrower’s calculation of the Net Cash Flow and the Excess Cash Flow for such month. Upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent back-up documentation for such period as Administrative Agent shall reasonably specify (including, without limitation, invoices, receipts and other evidence of costs incurred) evidencing the propriety of the deductions from revenues in determining Net Operating Income and Net Cash Flow.

(b) Quarterly Information. Within fifty (50) days after the end of each calendar quarter, Borrower shall deliver to Administrative Agent and each Lender (i) unaudited quarterly financial statements (including, balance sheet, an income statement and a statement of cash flows) of Borrower and Principal; (ii) a detailed accounting of any FF&E acquired by Borrower in such quarter and year-to-date, and, if applicable, the use of funds from the FF&E Reserve in such quarter and year-to-date; (iii) commencing with the calendar quarter following the month of the Opening Date, current cash flow projections for the balance of the period covered by the Annual Budget and a reforecast of income and expenses for the remainder of the current fiscal year as compared to the Annual Budget; and (iv) commencing with the calendar quarter following the month of the Opening Date, for the preceding quarter and the previous Rolling Period a cash summary detailing all cash activity and reconciling beginning and end cash balances. Unless otherwise requested more frequently by Administrative Agent, within fifty (50) days after the end of every calendar quarter during the term of the Loan, Borrower shall cause Principal to provide Administrative Agent and each Lender Principal’s quarterly financial statements demonstrating compliance with Principal’s Tangible Net Worth and Leverage Ratio covenants contained in Section 4.4 below.

(c) Annual Information. No later than ninety-five (95) days after the end of each fiscal year of Borrower, Borrower and Principal shall deliver to Administrative Agent and each Lender annual financial statements (including, balance sheet, an income statement and a statement of cash flows) which for the calendar year 2008 and any calendar year thereafter shall be audited. Upon request from Lender, which, except after an Event of Default, shall be no more frequently than annually, Borrower shall deliver to Lender the following: (i) a report explaining variances, the bases for reforecasts, changes in competition and market conditions and other items; and (ii) evidence of the timely payment of all taxes except for real estate taxes for which Borrower has already provided Administrative Agent with evidence of payment.

(d) Budgets. Within thirty (30) days prior to the end of each fiscal year, Borrower shall deliver to Administrative Agent and each Lender the following: (i) a projection of Net Operating Income and Net Cash Flow by fiscal month for the next fiscal year presented in a form consistent with the Uniform System of Accounts (the “Operating Budget”) and including projections of average daily room rates and occupancy levels; and (ii) a projection by fiscal month of capital expenditures for the next fiscal year presented in a form approved by Administrative Agent (the "Capital Budget”). Any expense that will involve a payment to or for the benefit of Borrower, Manager or any Affiliate shall be noted as a separate line item in the Operating Budget. The Operating Budget will be presented in comparison with the budgeted and actual performance for the fiscal year then ending, if applicable. The Operating Budget and the Capital Budget shall constitute the “Annual Budget.” The delivery of the Annual Budget shall be deemed a certification by Borrower that it contains information and relies upon assumptions, in each case, only to the extent reasonably believed to be correct and achievable by Borrower and Manager it being understood that the Annual Budget shall not be deemed a guaranty by Borrower of the results projected therein. Borrower shall also provide Administrative Agent with notice of any material changes in the marketing plan for the Project. If requested by Administrative Agent, Borrower and Manager shall meet with Administrative Agent to explain and discuss the Annual Budget.

(e) Reports and Inspections. Within ten (10) days after receipt, Borrower shall deliver to Administrative Agent and each Lender with respect to the Project any (i) Smith travel/Star research report if any are obtained by Borrower, (ii) any Licensor inspection report and (iii) any other financial or quality scores or reports or material notices from Manager or Licensor (to the extent not otherwise required to be delivered under this Agreement).

3.2	Financial Information Form and Examination.

In addition to the foregoing required information, Borrower shall provide to Administrative Agent any additional financial information or back-up documentation Administrative Agent or any Lender through Administrative Agent may reasonably request with respect to Borrower, Principal or the Project. All financial statements to be provided to Administrative Agent as described herein shall be in a format approved by Administrative Agent in Administrative Agent’s reasonable discretion, in accordance with GAAP prepared on a consistent basis, which fairly present the financial condition(s) as of the date(s) indicated. Borrower’s and Principal’s annual financial statement shall be audited by Deloitte and Touche USA LLP or such other independent certified public accountant as is reasonably acceptable to Administrative Agent. Each financial statement shall be certified as true, complete and correct by its preparer and by Borrower or, in the case of each of Principal’s financial statements, by Principal. Borrower shall during regular business hours permit Administrative Agent or any of Administrative Agent’s representatives (including an independent firm of certified public accountants) to have access to and examine all of its books and records regarding Borrower, Principal, Principal OP, Principal OP GP, and/or such other Principal’s Subsidiary and the development and operation of the Project. The expense to Administrative Agent for such examination shall (a) be borne by Borrower to the extent that an Event of Default exists or Administrative Agent in good faith believes that there is a material inaccuracy in the financial information provided to Administrative Agent and (b) otherwise be borne by the Lenders. Borrower shall within ten (10) days after Administrative Agent’s request, furnish Administrative Agent with a written statement, duly acknowledged, setting forth the sums then owing under the Loan Documents according to Borrower’s books and records and any right of set-off, counterclaim or other defense that exists against such sums and Borrower’s obligations under the Loan Documents.

ARTICLE 4

OPERATIONAL AND OTHER COVENANTS

4.1	Leasing and Operational Covenants.

(a) Leasing Restrictions. Without the prior written consent of Administrative Agent, Borrower shall not (i) enter into any Leases in excess of 2,500 square feet (each a “Material Lease”), (ii) modify the form of lease to be used for Material Leases previously approved by Administrative Agent, (iii) modify, amend or terminate any Material Lease, (iv) accept any rental payment more than thirty (30) days in advance of its due date or (v) enter into any ground lease of the Project. Borrower shall provide Administrative Agent not less than ten (10) Business Days to review any proposed Material Lease and any proposed modifications or amendments to any Material Lease. All Leases must contain an automatic attornment provision whereby in the event of a foreclosure, the tenant automatically shall recognize the successor owner as landlord and such tenant shall have no right to terminate its Lease in the event of such foreclosure. If Borrower enters into any new Material Lease or any modification or renewal of any existing Material Lease, at Administrative Agent’s request, Borrower shall cause the Tenant thereunder to execute a subordination and attornment agreement in form and substance satisfactory to Administrative Agent. Borrower shall provide Administrative Agent with a copy of the fully executed original of all Leases promptly following their execution.

(b) Defaults Under Leases. Borrower will not suffer or permit any breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee except where same would not cause a Material Adverse Change to Borrower or the Project. Borrower shall notify Administrative Agent promptly in writing in the event a Tenant (other than, if applicable, a residential tenant or a tenant of a self-storage unit at the Project) commits a material default under a Lease.

(c) Project Management. Administrative Agent and the Lenders hereby approve Manager as the manager of the Project. Borrower shall not change the manager of the Project or enter into, modify, amend in any material respect, terminate or cancel any management contracts for the Project without the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Furnishing Notices. Borrower shall provide Administrative Agent and each Lender with copies of all material notices pertaining to Borrower, Principal OP, Principal OP GP, Principal or the Project received by Borrower from any Tenant, Principal, Governmental Authority or insurance company within seven (7) days after such notice is received. In addition, Borrower shall promptly provide Administrative Agent and each Co-Lead Arranger with written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to Borrower’s or Principal’s knowledge, threatened against Borrower, Principal, Principal OP, or Principal OP GP relating to the Project which is reasonably likely to cause a Material Adverse Change to such Person or the Project. Notwithstanding the foregoing, Borrower shall not be obligated to provide Administrative Agent or any Co-Lead Arranger with such written notice in respect of personal injury litigation against Borrower or the Project if the amount claimed is less than Five Hundred Thousand and No/100 Dollars ($500,000.00), as long as the maximum liability under such cases is covered in its entirety by liability insurance maintained by Borrower and the insurance carrier has not refused the tender of defense or coverage.

(e) Alterations. From and after Completion, without the prior written consent of Administrative Agent, Borrower shall not make any alterations to the Project (exclusive of any replacements or additions to FF&E) which in the aggregate cost in excess of $5,000,000.

(f) Cash Distributions. Borrower shall not make any distributions to partners, members or shareholders until Completion occurs or if a Default exists.

(g) FF&E Reserve. Borrower shall expend for FF&E and capital improvements for the Project (i) for the Rolling Period beginning on the first day of the first month following the Opening Date, an amount equal to or greater than two percent (2%) of the Revenues for such Rolling Period, (ii) for the Rolling Period following the first anniversary of such date, an amount equal to or greater than three percent (3%) of the Revenues for such Rolling Period, and (iii) for the Rolling Period following the second or any subsequent anniversary of such date, an amount equal to or greater than four percent (4%) of the Revenues for such Rolling Period. To the extent Borrower does not provide evidence, reasonably satisfactory to Administrative Agent, that Borrower has spent such sum during such applicable Rolling Period, Borrower shall pay Administrative Agent such amount not spent. Any amounts so paid to Administrative Agent are hereinafter referred to as the “FF&E Reserve.” Administrative Agent shall hold the FF&E Reserve in escrow as additional collateral for the Indebtedness for Borrower’s use to fund FF&E and capital improvements for the Project in a future Rolling Period after Borrower has spent in the aggregate the amounts required pursuant to the first sentence of this paragraph during such Rolling Period. From time to time, when Borrower is entitled to use the FF&E Reserve, Borrower may request Administrative Agent to disburse portions of the FF&E Reserve for the purpose of acquiring, repairing or replacing FF&E or other capital expenditures approved by Administrative Agent or contained in the Capital Budget. Disbursements of the FF&E Reserve shall be subject to the following: (i) no default under this Agreement or any of the other Loan Documents shall have occurred and be continuing; (ii) each request for disbursement shall be in writing and delivered at least fifteen (15) Business Days prior to the date of any such disbursement; (iii) not more than one (1) disbursement shall be made during any calendar month nor shall any request be for an amount less than Twenty-Five Thousand and No/100 Dollars ($25,000); (iv) each disbursement request shall be accompanied by such invoices, bills of sale, cancelled checks, sworn contractor’s statements and lien waivers, as applicable, and such other evidence as Administrative Agent may reasonably request in order to confirm the amount and purpose of each such expenditure or reimbursement included in such disbursement request; and (v) each disbursement will be used solely for the acquisition of FF&E or other capital expenditures approved by Administrative Agent or contained in the Capital Budget portion of the Annual Budget. The FF&E Reserve may be commingled with the general funds of Administrative Agent and shall not be deemed to be held in trust for the benefit of Borrower. If an Event of Default occurs, Administrative Agent shall have the right to apply all or any portion of the FF&E Reserve to the obligations evidenced by the Loan Documents in such order as Administrative Agent in its sole discretion determines. Borrower shall execute such security or other agreements or authorize such UCC financing statements as Administrative Agent shall reasonably request in connection with the Administrative Agent’s security interest in the FF&E Reserve.

(h) Construction.

(i) The Improvements shall be completed in substantial accordance with the Construction Documents and in material compliance with all applicable Laws, regulations, ordinances, codes, permits, licenses, declarations, covenants, or restrictions of record or other agreements relating to the Project or any part thereof. Borrower shall not enter into the Theming Contract without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld if the amount of the Theming Contract is less than $4,500,000 and the work to be performed under the Theming Contract is reflected in the Construction Budget. Borrower shall not enter into the Final General Construction Contract without Administrative Agent’s prior written consent as provided in Section 2.2(b)(i). Except for entering into the Final General Construction Contract in accordance with such provisions, Borrower shall not amend or modify the Construction Documents without Administrative Agent’s prior written consent; provided that Borrower may implement change orders (each a “Change Order” and collectively, the “Change Orders”) to the Construction Budget and Construction Documents without Administrative Agent’s prior written approval if (i) the Change Order is for less than $200,000, (ii) the aggregate sum of all Change Orders does not exceed $500,000, (iii) the Change Order does not materially alter the design or quality of the Project, and (iv) the Change Order will not decrease the basis upon which retainage is retained under the Construction Documents. Borrower shall submit to Administrative Agent, for Administrative Agent’s approval, all other Change Orders.

(ii) In no event shall Borrower be permitted to reallocate funds from a hard cost line item to a soft cost line item in the Construction Budget or reallocate any funds regarding the interest reserve or developer’s overhead fee. In addition, without the Administrative Agent’s written consent, Borrower shall not be permitted to (A) with respect to any line items in the Construction Budget excluding the contingency line items, reallocate more than $500,000 in connection with any draw request or $2,500,000 in the aggregate or (B) with respect to the contingency line items in the Construction Budget, either reallocate more than $500,000 in any one month or at any time prior to the Project being eighty-five percent (85%) complete reduce the aggregate remaining contingency line items to be less than $1,000,000. Borrower shall keep the Loan “in balance” at all times prior to Completion. Subject to the foregoing limitations, (A) Borrower may reallocate savings from any hard cost line item for a Construction Contract to any other hard cost line item for such Construction Contract and may reallocate any savings in any soft cost item to any other soft cost line item and (B) Borrower may also reallocate any hard cost contingency to any hard cost line item and any soft cost contingency to any soft-cost line item. The Loan is “in balance” when the remaining undisbursed proceeds of the Loan (including any retainage held by the Lenders), together with any deposits previously made by Borrower and held by Administrative Agent, are sufficient to complete construction of the Improvements in substantial accordance with the Construction Documents, Construction Budget and Change Orders permitted by this Agreement and to pay all interest, fees and charges relating to the construction of the Improvements and the Loan (as estimated by Administrative Agent) through the Completion Date including, without limitation, legal, architectural and engineering fees and escrow and title charges. At Administrative Agent’s request, Borrower shall demonstrate to Administrative Agent’s satisfaction that the Loan is “in balance.” To the extent that Borrower receives any liquidated damages payments from either Construction Contractor, Borrower shall escrow those payments with Administrative Agent to be used to pay for Project costs. If Completion has occurred in accordance with the provisions of this Agreement and no Event of Default exists, then any remaining portion of such escrowed payments shall be returned to Borrower.

(i) Completion. Borrower shall cause Completion of construction of all of the Improvements on or before March 31, 2008 (the “Completion Date”); provided that if Completion is delayed due to fire or other casualty, adverse weather, labor disputes or other causes beyond Borrower’s control (collectively, “Force Majeure Events”), the Completion Date shall be extended by such time as the Lenders’ Consultant shall determine is reasonable based upon the delay caused by the Force Majeure Event. “Completion” means:

(i) Substantial completion of the Improvements (subject to usual and customary punch list items which do not adversely affect Borrower’s ability to lease or operate the Project), including completion of all site work and public improvements, which Improvements and the Project are:

(A) in substantial accordance with the Construction Documents and Change Orders permitted by this Agreement as evidenced by (1) a “Certificate of Substantial Completion” from the applicable Architect to Borrower and Administrative Agent for the benefit of the Lenders in form required by the applicable Architect’s Agreement or otherwise in form reasonably acceptable to Administrative Agent and (2) the issuance of a certificate (or other approval) of substantial completion by the Lenders’ Consultant in form and substance reasonably acceptable to Administrative Agent,

(B) free and clear of all liens, claims, encumbrances and rights of others (other than those created by liens for taxes and assessments that are not delinquent and those liens which Borrower is contesting in accordance with the terms of this Agreement), and

(C) in compliance with all applicable Laws as evidenced by the temporary or permanent certificate or final certificates of occupancy and applicable governmental or quasi-governmental certificates of completion for the Project (or other evidence satisfactory to Administrative Agent that the Project can be lawfully occupied), issued by the Governmental Authority having jurisdiction over the Land.

(ii) That the water, gas (if required by the Plans), and storm and sanitary sewer lines are connected to the public systems and are in operating condition as reasonably evidenced to Administrative Agent.

Within forty (45) days after Completion, Borrower shall furnish Administrative Agent (i) two (2) copies of a survey of the completed Project prepared by a registered land surveyor in accordance with the 1999 American Land Title Association/American Congress on Surveying and Mapping Standards and certified in favor of Borrower, Administrative Agent, the Lenders and the title insurer, in form and substance reasonably acceptable to Administrative Agent and (ii) an ALTA 3.1 zoning endorsement to the Title Policy for the Project. To the extent that Completion is achieved under a temporary certificate of occupancy, Borrower shall furnish Administrative Agent with a final certificate of occupancy for the Project and complete all punchlist items within a commercially reasonable time after Completion.

(j) Compliance. All work on the Project shall be performed by a Construction Contractor or subcontractor engaged by a Construction Contractor and shall substantially conform to the Plans and shall be of good quality and workmanship. Any work, material, or equipment not so conforming to the Plans that would in any way affect the structural soundness, utility, size, value of the Improvements or appearance of the Project as a whole may be disapproved by Administrative Agent and shall be replaced or revised as may be required to bring about conformity promptly thereafter, at no expense to Administrative Agent or the Lenders. Except as otherwise provided in this Agreement, there shall be no change or amendment to a Construction Contract, the Architect’s Agreement, or the Plans without the prior written consent of Administrative Agent, with changes or amendments to the Architect’s Agreement or the Plans not to be unreasonably withheld, except that changes in the Plans not affecting in any way the structural soundness, utility, size, value, or quality of any of the Improvements or appearance of the Project as a whole (if such appearance is not in accordance with prevailing Great Wolf Lodge brand standards) shall not require Administrative Agent’s prior consent. In no event shall Borrower cause or permit the Plans to be changed or amended in any manner that would increase by more the ten percent (10%) or decrease (a) the number and/or average size of the hotel rooms in the Project, (b) the number of square feet of the water park or conference center in the Project, or (c) the number of parking spaces in the Project, in any case by a material amount as determined by Administrative Agent in the exercise of its reasonable discretion, unless the written consent of Administrative Agent is first obtained. Administrative Agent shall not unreasonably withhold, condition or delay its consent to any such changes or amendments.

(k) Compliance With Laws. Borrower shall comply in all material respects with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Project including all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements (including parcel maps and environmental impact and other environmental requirements), whether now existing or later to be enacted and whether foreseen or unforeseen. Borrower shall not permit any Governmental Approvals issued in connection with the development of the Project (to the extent that any such permits or Governmental Approvals continue to remain necessary for the construction of the Project) to expire and will proceed with the development of the Project according to the plans approved by the Governmental Authorities and in compliance with any time schedules or time limits imposed by such Governmental Authorities except where the failure thereof would not cause a Material Adverse Change. Borrower shall cause any invalidated, rescinded or suspended permits and Governmental Approvals to be reinstated to full force and effect within thirty (30) days of their invalidation, rescission or suspension, as the case may be except where the failure thereof would not cause a Material Adverse Change. In no event shall any portion of the construction be performed in or on the Land unless all permits and Governmental Approvals required in connection with the performance of such portion of the construction are then in full force and effect. No Lender will be obligated to make disbursements of Loan proceeds during any period that Borrower is in violation of the provisions of this Section 4.1(k).

(l) Use of Project. Unless required by applicable Law or disclosed to Administrative Agent in writing prior to the Closing Date, Borrower shall not permit changes in the use of the Project from that contemplated by this Agreement except for the addition of uses considered ancillary for a resort and convention facility. Without Administrative Agent’s prior written consent not to be unreasonably withheld, Borrower shall not (i) initiate or acquiesce in a change in the plat of subdivision, or zoning classification or use of the Project, or (ii) grant any encumbrances or easements burdening the Project, except such encumbrances or easements that do not adversely affect the current or anticipated use of the Project.

(m) No Commingling of Funds. Borrower shall not commingle the funds related to the Project with funds from any other property.

(n) Maintenance and Preservation of the Project. Borrower shall keep the Project in good condition and repair (normal wear and tear excepted) and if all or part of the Project becomes damaged or destroyed, Borrower shall promptly and completely repair and/or restore the Project in a good and workmanlike manner in accordance with sound building practices unless the failure to repair and/or restore the Project following a casualty is caused by a default by Administrative Agent or the Lenders in making insurance casualty proceeds available to Borrower as provided in this Agreement. Borrower shall not commit or allow waste or permit impairment or deterioration of the Project. Borrower shall not abandon the Project.

4.2	Other Borrower Covenants.

Borrower further covenants and agrees as follows:

(a) Loan Closing. All conditions precedent to the closing of the Loan shall be complied with on or prior to the Closing Date. If such conditions are not complied with as of the Closing Date, Administrative Agent on behalf of the Lenders may terminate the Lenders’ Commitments by written notice to Borrower. To the extent that any item on the Closing Checklist is expressly designated as a post-closing item, Borrower shall cause such item to be satisfied within the time frame expressly provided by the Closing Checklist, or if no time frame is expressly provided in the Closing Checklist, then promptly following the date of this Agreement.

(b) Prohibition of Assignments and Transfers and Fundamental Changes.

(i) Generally. Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion, Borrower shall not suffer or permit any Transfer; provided that: (A) Principal shall be entitled to transfer Ownership Interests in Borrower to one or more of its Subsidiaries in connection with a restructuring; provided that Principal shall at all times collectively hold directly or indirectly 100% of the equitable and beneficial interest in Borrower; (B) upon Completion and the Opening Date occurring, Principal will be permitted to transfer or assign directly or indirectly Ownership Interests in Borrower to Permitted Investors, provided that Principal shall at all times hold directly or indirectly at least 51% of the equitable and beneficial interest in Borrower; and (C) Borrower shall be entitled to sell or transfer all or a portion of the Future Phase Property as provided in Section 4.2(b)(iv) below. Notwithstanding anything to the contrary set forth in the preceding sentence, Principal (through one of its Subsidiaries) shall at all times Control Principal OP and Principal OP GP, own 100% of the equitable and beneficial interest in Principal OP GP, and own 100% of the equitable and beneficial interest in Principal OP. In addition, if Principal OP directly or indirectly fails to Control Borrower or continue to control (a) the day to day management and operation of Borrower’s business and (b) all material business decisions (including a sale or refinance) for Borrower during the term of the Loan, then Administrative Agent on behalf of the Lenders may declare the Loan to be immediately due and payable, and Administrative Agent and the Lenders may invoke any remedies permitted by the Loan Documents. Borrower shall provide to Administrative Agent and the Lenders fifteen (15) Business Days prior notice of any Transfer. Prior to any Transfer, Administrative Agent may conduct or cause to be conducted a thorough background check about the proposed assignee or transferee to determine that such assignee or transferee is not a Prohibited Person. Borrower will provide Administrative Agent with such information as is requested by Administrative Agent in connection with such check.

(ii) Fundamental Changes; Asset Dispositions. Neither Borrower, nor Principal OP GP will merge or consolidate with or into any other Person. Neither Principal, nor Principal OP will (A) merge or consolidate with or into any other Person, unless (1) either Principal or Principal OP is the surviving Person, provided that Principal OP may merge or consolidate with or into another Person and not be the surviving Person as long as Principal continues to Control Principal OP and no violation of the provisions of Section 4.2(b)(i) would occur, and (2) immediately after giving effect to any such proposed transaction, no default hereunder would exist and on a pro forma basis the financial covenants set forth in Section 4.4 would be satisfied; (B) sell, transfer, lease or otherwise dispose of all or substantially all of such Person’s material assets; (C) not materially alter the corporate, capital or legal structure of any such Person if such alteration would be reasonably likely to cause a Material Adverse Change to such Person, Borrower or the Project; or (D) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

(iii) Transfers Prohibited by ERISA. In addition to the prohibitions set forth in Section 4.2(b)(i), above, Borrower shall not engage in or permit a Transfer that would constitute or result in the occurrence of one or more non-exempt prohibited transactions under ERISA or the Internal Revenue Code. Borrower agrees to unwind any such Transfer upon notice from Administrative Agent or, at Administrative Agent’s option, to assist Administrative Agent and the Lenders in obtaining such prohibited transaction exemption(s) from the Employee Benefits Security Administration with respect to such Transfer as are necessary to remedy such prohibited transactions. In addition to its general obligation to indemnify Administrative Agent and the Lenders under Section 4.2(k), Borrower shall reimburse Administrative Agent and the Lenders for any Expenses incurred by Administrative Agent or the Lenders to obtain any such prohibited transaction exemptions. Borrower’s obligations under this Section 4.2(b)(ii) shall survive the expiration of this Agreement and the other Loan Documents.

(iv) Permitted Transfers. Borrower shall be entitled to sell or convey all or a portion of Future Phase Property to another Person, provided that the following conditions are satisfied:

(A) Either Future Phase Lot 2, Future Phase Lot 3, and/or Future Phase Lot 4 is sold in its entirety, together with the improvements thereon, or such lots are legally subdivided in a manner approved by the Administrative Agent.

(B) No Default then exists or would result therefrom.

(C) In connection with such sale or conveyance, Borrower repays the Loan in an amount equal to the greater of (1) the Applicable Release Price and (2) the amount that would reduce the percentage obtained by dividing (a) the Loan amount (assuming for purposes of this percentage that the Loan was fully funded) by (b) the sum of the Borrower’s Equity Contribution and the Loan amount (assuming for purposes of this percentage that the Loan was fully funded) to 66%. To the extent that Loan paydown amount required by the preceding sentence exceeds the then aggregate Advances outstanding, then the Commitments will be permanently reduced pro rata by the amount of such excess.

(D) If such sale or conveyance is to an Affiliate of Borrower or Principal, such sale or conveyance is either at an arms length price and arms length terms or must be approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed.

(E) To the extent all or any portion of the Project or the Borrower will be burdened by any agreements, contracts, easements or other arrangements put in place in connection with such sale or conveyance or otherwise benefiting the Future Phase Property sold or conveyed, then such agreements, contracts, easements or other arrangements with be subject to Administrative Agent’s prior written consent, which consent may be withheld in the Administrative Agent’s sole discretion.

(F) With respect to any sale or conveyance of Future Phase Lot 3 and Future Phase Lot 4, in connection with such sale or conveyance deed restrictions will be placed in the real property records of Tarrant County, Texas which restrict the use of such Future Phase Land to retail or restaurant use or such other use as has been approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed. With respect to any sale or conveyance of Future Phase Lot 2, in connection with such sale or conveyance deed restrictions will be placed in the real property records of Tarrant County, Texas which restrict the use of such Future Phase Land to residential condominium, multifamily, retail or restaurant use or such other use as has been approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed.

In connection with any sale or conveyance of any Future Phase Land which satisfies the foregoing conditions, Administrative Agent, at Borrower’s expense, shall release the applicable Future Phase Land from the liens and security interests of the Loan Documents pursuant to documentation reasonably satisfactory to Administrative Agent. In connection with any such partial release, Borrower shall deliver to Administrative Agent such endorsements to the Title Policy as Administrative Agent shall reasonably request.

(c) Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that Borrower notifies Administrative Agent of its desire to do so in writing and posts a statutory lien bond that removes such lien from title to the Project within thirty (30) days of the earlier of written notice by Borrower to Administrative Agent of the existence of such lien or written notice by Administrative Agent to Borrower of the existence of the lien. The Lenders will not be required to make any further disbursements of the proceeds of the Loan after the filing of such a lien (if such lien is in an amount greater than $25,000) unless or until either (i) all mechanics’ lien claims have been removed, or completely bonded over, or, if such lien is in an amount less than $100,000, insured over by the Title Insurer, or (ii) if such lien shall not have been bonded, Administrative Agent, at its sole option, elects to restrict disbursements to reserve sufficient sums to pay 150% of all such lien claims. In the event either Borrower shall fail to discharge any such lien or prosecute such contest as set forth above, or such lien is not otherwise fully reserved for or bonded over as set forth above, Administrative Agent on behalf of the Lenders may, at its election in its sole discretion, cause such lien to be satisfied and released or otherwise provide security to the Title Insurer to indemnify over such lien. Any amounts so expended by Administrative Agent, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder owing to the Lenders by Borrower. In settling, compromising or discharging any claims for lien, neither Administrative Agent, nor the Lenders shall be required to inquire into the validity or amount of any such claim.

(d) Renewal of Insurance. Borrower shall timely pay all premiums on all insurance policies to assure that at all times Borrower has in effect insurance as required pursuant to the Insurance Requirements attached hereto as Exhibit E, and as and when additional insurance is required and commercially reasonable for a project of the type as the Project, from time to time, and as and when any policies of insurance may expire, furnish to Administrative Agent, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts set forth in the Insurance Requirements and otherwise reasonably satisfactory to Administrative Agent. In addition, Borrower shall cause General Construction Contractor to maintain until Completion the Subguard insurance policies for which Borrower has provided copies to Administrative Agent prior to the Closing Date and provide Administrative Agent with evidence of the renewal thereof at least fifteen (15) days prior to the expiration thereof. Borrower shall not bring or keep any article on the Project or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Borrower on the Project. Unless Borrower provides Administrative Agent with appropriate evidence of the insurance coverage required by this Agreement, Administrative Agent on behalf of the Lenders may purchase insurance at Borrower’s expense to protect Administrative Agent’s and the Lenders’ interests in the Project and to maintain the insurance required by this Agreement. Prior to purchasing any such insurance, Administrative Agent will use its good faith efforts to provide notice to Borrower of its intention to do so, provided, however, that Administrative Agent’s failure to provide such notice shall not affect Borrower’s responsibility for the expense of such insurance purchased by Administrative Agent. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Administrative Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Project or any required insurance policy. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with appropriate evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent on behalf of the Lenders purchases insurance for the Project or insurance otherwise required by this Agreement, Borrower will be responsible for the costs of that insurance and other charges imposed by Administrative Agent in connection with the placement of the insurance until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness effective as of the date Administrative Agent purchases such insurance and such costs may be more than the cost of insurance Borrower is able to obtain on its own. The effective date of coverage may be the date the prior coverage lapsed or the date on which Borrower failed to provide Administrative Agent proof of coverage.

(e) Payment of Taxes. Borrower shall, subject to the terms of Section 4.2(f) below, pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Administrative Agent of Borrower’s intent to contest such taxes, and (iii) except where Borrower has paid such taxes and is seeking a refund, or such taxes are not yet due and payable, Borrower has deposited security in form and amount reasonably satisfactory to Administrative Agent, and thereafter increases the amount of such security so deposited promptly after Administrative Agent’s reasonable request therefor. If Borrower having commenced such contest, and having deposited such security required by Administrative Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Administrative Agent on behalf of the Lenders may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Administrative Agent shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Borrower shall, unless Administrative Agent has paid such taxes directly on Borrower’s behalf, furnish to Administrative Agent evidence that taxes are paid at least five business (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(f) Funds for Taxes. Commencing with the month following the Opening Date, Borrower shall pay to Administrative Agent, at the time of and in addition to the monthly installments of principal and/or interest due under the Notes a sum equal to 1/12 of the amount estimated by Administrative Agent to be sufficient to enable Administrative Agent to pay at least sixty (60) days before they become due and payable, all taxes, assessments and other similar charges levied against the Project (the “Property Tax Reserve”). So long as no Event of Default exists hereunder and is continuing and provided that Borrower shall have delivered to Administrative Agent a copy of the tax bill and the Property Tax Reserve is sufficient for the purpose of paying such tax bill, Administrative Agent shall apply the sums to pay such real estate tax items. All sums so reserved may be commingled with the general funds of Administrative Agent, and shall not be deemed to be held in trust for the benefit of Borrower. The Property Tax Reserve shall not be deemed to be a deposit with a depository institution insured by the Federal Deposit Insurance Corporation. If such amount reserved with Administrative Agent is insufficient to fully pay such tax items, Borrower shall, within ten (10) days following notice at any time from Administrative Agent, remit such additional sum as may be required for the full payment of such tax items. Borrower hereby grants Administrative Agent for the benefit of the Lenders a first priority security interest in such funds, including all interest accruing thereon, and all such funds are pledged as additional collateral for the Loan and Borrower shall execute any other documents and take any other actions necessary to provide Administrative Agent with such a perfected security interest in such funds to the extent legally possible. Upon the Maturity Date or at any time following an Event of Default, the moneys then remaining reserved with Administrative Agent or its agent shall, at Administrative Agent’s option, be applied against the Indebtedness. Upon the repayment in full of the Indebtedness, the moneys then remaining reserved with Administrative Agent or its agent shall be returned to Borrower. The obligation of Borrower to pay such tax items is not affected or modified by the provisions of this paragraph.

(g) FF&E. Except to the extent permitted in Section 4.2(l), all of Borrower’s FF&E shall be kept free and clear of all liens, encumbrances and security interests other than those granted to Administrative Agent. Borrower shall not (nor shall it permit any Tenant to), without the prior written consent of Administrative Agent, sell, assign, transfer, encumber, remove or permit to be removed from the Project any of FF&E, except in accordance with the provisions of Section 4.1(g); provided that so long as no Event of Default has occurred and is continuing, Borrower may sell or otherwise dispose of the FF&E when obsolete, worn out, inadequate, unserviceable or unnecessary for use in the operation of the Project, but, if material to the operation of the Project, only upon replacing the same with other FF&E at least equal in value and utility to the disposed FF&E in accordance with the provisions of Section 4.1(g).

(h) Appraisals. Administrative Agent shall have the right to obtain a new or updated Appraisal of the Project from time to time. Borrower shall cooperate with Administrative Agent in this regard. If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Administrative Agent’s request. Borrower should not have to pay for any appraisal other than the initial appraisal or after Event of Default.

(i) Loss of Note or other Loan Documents. Upon notice from a Lender through Administrative Agent of the loss, theft, or destruction of a Note and upon receipt of an affidavit of lost note and an indemnity reasonably satisfactory to Borrower from the applicable Lender, or in the case of mutilation of a Note, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note. If any of the other Loan Documents were lost or mutilated, Borrower agrees to execute and deliver replacement Loan Documents in the same form of such Loan Document(s) that were lost or mutilated.

(j) Publicity. Administrative Agent reserves the right to publicize the making of the Loan and, in such publicity, may include a brief description of the Project and the Loan.

(k) Indemnification. Borrower shall indemnify Administrative Agent and each Lender, including each party owning an interest in the Loan and their respective successors, assigns, officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, liability, criminal and civil penalties, excise taxes and Expenses of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Project; (ii) any breach of representation or warranty, default or Event of Default hereunder or under any of the other Loan Documents; or (iii) any other matter arising in connection with the Loan, Borrower, or Principal, any Lease or any Tenant, or the Project. Notwithstanding the immediately preceding sentence, no Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct. Upon written request by an Indemnified Party, Borrower will undertake, at its own costs and expense, on behalf of such Indemnified Party, using counsel reasonably satisfactory to the Indemnified Party, the defense of any legal action or proceeding whether or not such Indemnified Party shall be a party and for which such Indemnified Party is entitled to be indemnified pursuant to this section. At Administrative Agent’s option, Administrative Agent may, at Borrower’s expense, prosecute or defend any action involving the priority, validity or enforceability of any of the Loan Documents.

(l) No Additional Debt or Encumbrances. Except for the Loan, Borrower shall not incur any indebtedness (whether personal or nonrecourse, secured or unsecured) including without limitation, for borrowed money, liabilities under guaranties, or reimbursement obligations or as lessee under capital or operating leases other than (i) payables for goods and services in the ordinary course of business which are not more than ninety (90) days past due, (ii) up to One Hundred Thousand and No/100 Dollars ($100,000) of additional indebtedness (i.e., indebtedness in excess of the Loan amount and the amount described in clause (i)) for purchase money indebtedness, capital leases or operating leases (such amount to be determined in the case of operating leases on the basis of what the book value of the property subject to each such operating lease would be if such property had been purchased on the commencement date of such lease), and (iii) Other Obligations. Capital or operating leases of any items of FF&E shall be deemed to be additional indebtedness for borrowed money and shall require Lender’s prior written consent unless such lease would not require Lender’s consent under clause (ii) above. Borrower shall not permit there to be any other encumbrances against the Project except the Permitted Exceptions and such other easements and encumbrances as may be permitted by Section 4.1(l). Borrower shall also not default on the payment of any indebtedness that is not cured within the time, if any, specified therefor in any agreement governing the same.

(m) Organizational Documents. Borrower shall not, without the prior written consent of Administrative Agent, permit or suffer (i) a material amendment or modification of its Organizational Documents, (ii) the admission of any new member, partner or shareholder other that in connection with a Transfer expressly permitted by the provisions of Section 4.2(b)(i), (iii) any dissolution or termination of its existence, or (iv) change in its state of formation or incorporation or its name.

(n) Single Purpose Entity. Borrower at all times shall remain a Single Purpose Entity until the Indebtedness has been repaid in full.

(o) Furnishing Reports. Upon Administrative Agent’s request, Borrower shall provide Administrative Agent with copies of all inspections, reports, and test results received by Borrower, which in any way relate to the Project or any part thereof.

(p) Affiliate Transactions. Prior to entering into any agreement with an Affiliate pertaining to the Project, Borrower shall deliver to Administrative Agent a copy of such agreement, which shall be satisfactory to Administrative Agent in its sole discretion. If requested by Administrative Agent, such agreement shall provide Administrative Agent the right to terminate it upon Administrative Agent’s or the Lenders’ (or its or their designee’s) taking possession of the Project or acquisition of the Project through foreclosure, a deed in lieu of foreclosure, UCC sale or otherwise. Administrative Agent and the Lenders approve the current License Agreement, Reservation Agreement and Management Agreement.

(q) Site Visits, Observation and Testing. Administrative Agent and its agents and representatives shall have the right at any reasonable time upon reasonable notice to enter and visit the Project for the purpose of performing appraisals, observing the Project, inspecting the progress of construction of the Project, taking and removing soil or groundwater samples, and conducting tests on any part of the Project. In addition, each Lender and its agents and representatives shall have the right at any reasonable time upon reasonable notice to enter and visit the Project for the purpose of observing the Project and inspecting the progress of construction of the Project. Neither Administrative Agent, nor any Lender has any duty, however, to visit or observe the Project or to conduct tests, and no site visit, observation or testing by Administrative Agent, any Lender, or any of their respective agents or representatives shall impose any liability on any of Administrative Agent, any Lender, or any of their respective agents or representatives except for any damage to property caused by their gross negligence or willful misconduct. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by any of Administrative Agent, any Lender, or any of their respective agents or representatives. Neither Administrative Agent, nor any Lender, nor any of their respective agents or representatives owe any duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of any other adverse condition affecting the Project. Administrative Agent and each Lender shall give Borrower reasonable notice before entering the Project. Administrative Agent and each Lender shall make reasonable efforts to avoid interfering with Borrower’s use of the Project in exercising any rights provided in this Section 4.2(q).

(r) Compliance With U.S.A. Patriot Act and Anti-Terrorism Laws. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and its policies and practices, it is required to obtain, verify and record certain information and documentation that identifies Borrower and Principal, which information includes the name and address of Borrower and Principal and such other information that will allow it to identify such party in accordance with the Patriot Act. Borrower is not, and will not become a person (individually, a “Prohibited Person” and collectively, "Prohibited Persons”) either listed on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibition or restriction imposed by laws, regulations or executive orders, including Executive Order No. 13224, administered by the Office of Foreign Asset Control, U.S. Department of the Treasury (collectively the “OFAC Rules”). Borrower (i) is not and will not become owned or controlled by a Prohibited Person, (ii) is not acting and will not act for or on behalf of a Prohibited Person, (iii) to Borrower’s actual knowledge without investigation is not otherwise associated with and will not become associated with a Prohibited Person, (iv) is not providing and will not provide material, financial or technological support or other services to or in support of acts of terrorism of a Prohibited Person. Borrower will not transfer any interest in Borrower to, or enter into a Lease with, any Prohibited Person. Borrower will not enter into any Lease or undertake any activities related to this Agreement in violation of the Federal Bank Secrecy Act, 31 U.S.C. §5311, et seq. or any federal or state laws, including but not limited to, 18 U.S.C. §§1956, 1957 and 1960 prohibiting money laundering and terrorist financing (collectively, "Anti-Money Laundering Laws”). Borrower shall provide information as each Lender and Administrative Agent may require from time to time to permit such Lender or Administrative Agent to satisfy its obligations under the Patriot Act, the OFAC Rules or the Anti-Money Laundering Laws. Borrower shall immediately notify Lender if Borrower has knowledge that any Tenant, Principal or any member or beneficial owner of Borrower or Principal is or becomes a Prohibited Person, provided that such requirement shall not apply to the holders of Principal’s stock unless Borrower or Principal has actual knowledge that a shareholder is a Prohibited Person, or (A) is convicted of, (B) pleads nolo contendere to (C) is indicted on or (D) is arraigned and held over on charges under the Anti-Money Laundering Laws or involving money laundering or predicate crimes to money laundering.

(s) Notice of Change. Borrower shall give Administrative Agent prior written notice of any change in: (i) the location of its place of business or its chief executive office if it has more than one place of business; (ii) the location of any of the FF&E and other personal property, including Borrower’s books and records; and (iii) Borrower’s name or business structure. Unless otherwise approved by Administrative Agent in writing or as otherwise provided herein, all FF&E and other personal property (other than the books and records) will be located at the Project and all books and records will be located at Borrower’s place of business or chief executive office if Borrower has more than one place of business.

(t) No Use of Name. Borrower shall not directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of Administrative Agent, Merrill Lynch & Co., Inc., any Lender or any of their Affiliates; provided that Borrower shall be entitled to make a press release using the Co-Lead Arrangers names in connection with the financing of the Project which press release is subject to the reasonable approval of Administrative Agent.

(u) Bank Accounts; Notices to Account Debtors; Agreements with Credit Card Issuers. Borrower will, and will cause Manager to, cause all Gross Revenue to be deposited and held until disbursed for a purpose permitted by this Agreement, into an account or accounts subject to a bank agency or blocked account agreement in form reasonably satisfactory to Lender pursuant to a security agreement in form and substance reasonably satisfactory to Administrative Agent (each such account, a “Depository Account”); provided that Administrative Agent shall not exercise its remedies with respect to a Depository Account unless an Event of Default exists. At least thirty (30) days prior to the Opening Date Borrower will provide Administrative Agent with written notice of the issuers of the credit cards that will be accepted by Borrower or Manager after the Opening Date (collectively, the “Credit Card Issuers”). Borrower can amend such list upon ten (10) days prior notice to Administrative Agent and compliance with the provisions of this Section 4.2(u). Prior to the Opening Date and thereafter throughout the term of the Loan, Borrower and Manager shall give irrevocable notices to all current and future Credit Card Issuers or any other account debtors doing business with Borrower or the Project who pay Borrower by direct deposit or wire transfer to make or wire payments to a Depository Account. Prior to the Opening Date and thereafter throughout the term of the Loan, Borrower shall deliver to Lender, in form acceptable to Lender, an undated letter of direction to each current and future Credit Card Issuer and each current and future commercial tenant of the Project pursuant to which each such Credit Card Issuer or commercial tenant (as applicable) agrees that all payments by such Credit Card Issuer or commercial tenant (as applicable) will be made directly to a depository account designated by Lender. Upon the occurrence of an Event of Default, Lender shall have the right to date and deliver such letters of direction.

(v) Liquor License. Borrower or Manager will obtain all permits and licenses required for the operation of the Project prior to the Opening Date, including a liquor license and, if applicable, an innkeeper’s license. Upon request from Administrative Agent, Borrower will provide Administrative Agent evidence of compliance with the foregoing sentence.

(w) Interest Rate Protection. At the date which is the earlier of the Opening Date and December 1, 2007, Borrower will acquire the Interest Rate Protection with a term which extends at least until the Initial Maturity Date. Upon extending the term of the Loan pursuant to the provisions of Section 2.3, Borrower will be required to acquire the Interest Rate Protection for the first Extension Term or second Extension Term, as applicable. If Borrower does not acquire the Interest Rate Protection when required by the provisions of this Section 4.2(w), Administrative Agent shall be authorized to acquire the Interest Rate Protection at the sole expense of and on behalf of Borrower. If Administrative Agent acquires the Interest Rate Protection on behalf of Borrower, Borrower will remit to Administrative Agent the cost of such Interest Rate Protection within two (2) Banking Days of the acquisition of the Interest Rate Protection. Prior to obtaining such Interest Rate Protection from a Person other than a Lender IRA Provider, Borrower shall provide the Co-Lead Arrangers a written quote from the financial institution having a long-term debt rating equal to or greater than “A” that Borrower intends to obtain the Interest Rate Protection from such financial institution. The Co-Lead Arrangers shall have the right of first refusal to provide or have their Affiliate provide such Interest Rate Protection at such quoted rate. If the Co-Lead Arrangers or their Affiliates both elect to provide such Interest Rate Protection, then such Persons shall work together with Borrower for such Persons to provide such Interest Rate Protection on a pro rata basis. Any Interest Rate Protection shall be assigned to Administrative Agent for the benefit of the Lenders as further security for the Loan in a document approved by Administrative Agent and Borrower shall execute such financing statements or other documents as are necessary for Administrative Agent to have a perfected security interest in the Interest Rate Protection.

4.3	Authorized Representative.

Borrower hereby appoints Mr. Alex Lombardo as an “Authorized Representative” for purposes of dealing with Administrative Agent and the Lenders on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. All actions by the Authorized Representative shall be final and binding on Borrower. Borrower may appoint a new or additional Authorized Representative; provided that if multiple Authorized Representatives exist and they provide conflicting information or instructions or take conflicting actions, then Administrative Agent and the Lenders shall be entitled to rely on the information, instructions, or actions of the initial Authorized Representative. Administrative Agent and the Lenders may rely on the authority given to the Authorized Representative until actual receipt by Administrative Agent of a duly authorized resolution substituting a different person as the Authorized Representative whom Administrative Agent has previously approved.

4.4	Principal’s Tangible Net Worth and Leverage Ratio.

(a) Until the date on which all principal, interest, fees, costs and expenses under the Loan Documents have been paid in full, the Principal’s Tangible Net Worth shall be equal to or greater than the Minimum Tangible Net Worth.

(b) Prior to the Guaranty Cutoff Date (as defined in that certain Payment Guaranty dated as of even date as this Agreement executed by Principal for the benefit of Administrative Agent and the Lenders), the Leverage Ratio of the Principal (calculated in accordance with GAAP) shall be equal to or less than 6.50 to 1.00.

(c) Principal’s Tangible Net Worth and Leverage Ratio shall be evidenced by the certified financial statements of Principal required to be delivered to Administrative Agent pursuant to Article 3, above. If requested, Borrower shall cause Principal to provide Administrative Agent with additional written evidence satisfactory to Administrative Agent of such Tangible Net Worth and Leverage Ratio. In addition, Borrower shall cause Principal to provide the Co-Lead Arrangers with notice of any material development (including copies of the material documentation in connection therewith) in the litigation disclosed in Schedule 5.1(b) and such other information and documentation in connection with the litigation disclosed in Schedule 5.1(b) as either Co-Lead Arranger shall reasonably request.

ARTICLE 5

BORROWER’S REPRESENTATIONS AND WARRANTIES

5.1	Borrower’s Representations and Warranties.

To induce Administrative Agent and each Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Administrative Agent and each Lender as follows:

(a) Borrower lawfully possesses and holds fee simple title to the Project, free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interest and claims of others, except only the Permitted Exceptions. Borrower is a Single Purpose Entity.

(b) Except as set forth on Schedule 5.1(b), there is no litigation or proceedings pending, or to the best of Borrower’s knowledge threatened, against the Project, Borrower, or Principal, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, Principal or the Project. There are no Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c) Borrower is a duly formed and validly existing limited liability company and is in good standing under the laws of the State of Delaware with its principal place of business at 122 W. Washington Ave., 6th Floor, Madison, Wisconsin 53703. Borrower is in good standing under the laws of the State of Texas and is authorized to transact business in the State of Texas. Borrower has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower. The Loan Documents have each been duly executed and delivered and each constitutes the duly authorized, valid and legally binding obligation of Borrower and Principal, as the case may be, enforceable against Borrower and Principal, as the case may be, in accordance with their respective terms except as limited by Debtor Relief Laws. Borrower uses no trade name(s) other than its actual name(s) set forth herein.

(d) Principal OP is a limited liability limited partnership duly organized or formed, validly existing and in good standing under the laws of the State of Delaware with its principal place of business at 122 W. Washington Ave., 6th Floor, Madison, Wisconsin 53703. Principal OP is the sole member of Borrower and owns 100% of the Ownership Interests in Borrower free and clear of all liens, claims, encumbrances, and rights of others.  Principal owns 100% of the Ownership Interests in Principal OP free and clear of all liens, claims, encumbrances, and rights of others. Principal owns 100% of the Ownership Interests in Principal OP GP free and clear of all liens, claims, encumbrances, and rights of others. Principal as the sold member of Principal OP GP, as general partner of Principal OP, as the sole member of Borrower has full right, power and authority to execute the Loan Documents on behalf of Borrower. The individual signing on behalf of Principal, whether in its individual capacity or in the capacity stated in the preceding sentence, has the full right, power and authority to execute the Loan Documents on behalf of Principal.

(e) A true and complete copy of the respective corporate, limited liability company, and limited liability limited partnership organizational documents creating and governing Borrower, Principal, Principal OP, Principal OP GP and any and all amendments thereto (collectively, the "Organizational Documents”) have been furnished to Administrative Agent. There are no other agreements, oral or written, among any of the owners of Borrower, Principal, Principal OP, or Principal OP GP relating to the organization and governance of such Persons. The Organizational Documents were duly executed and delivered, are in full force and effect, and binding upon the parties thereto and enforceable in accordance with their terms. The Organizational Documents constitute the entire understanding among the owners of Borrower, Principal, Principal OP, or Principal OP GP relating to the organization and governance of such Persons, respectively. No breach exists under the Organizational Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Organizational Documents.

(f) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or Principal, is required in connection with the execution, delivery and performance of this Agreement or any of the other Loan Documents other than the recordation of the Mortgage, the filing of UCC Financing Statements and 8-K filing made by Principal with the Securities Exchange Commission, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not cause a Material Adverse Change or which have been obtained as of any date on which this representation is made or remade. Neither Borrower, nor any member in Borrower, nor Principal is insolvent and there has been no: (i) assignment made for the benefit of the creditors of any of them; (ii) appointment of a receiver for any of them or for the property of any of them; or (iii) bankruptcy, reorganization, or liquidation proceeding instituted by or against any of them.

(g) There is no default under this Agreement or the other Loan Documents, nor any condition, which, after notice or the passage of time or both, would constitute a default or an Event of Default under, said documents. In addition, Borrower is not in default under any contract, agreement or commitment to which it is a party except where such would not cause a Material Adverse Change to Borrower or the Project. The execution, delivery and compliance with the terms and provisions of this Agreement and the other Loan Documents will not (i) to the best of Borrower’s knowledge, violate any provisions of law or any applicable regulation, order or other decree of any court or governmental entity, or (ii) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Borrower is bound. Borrower has delivered to Administrative Agent copies of any agreements (including Leases) between Borrower and any Affiliate related in any way to the Project and any other agreements or documents materially affecting the construction, use and operation of the Project or the construction of the Improvements thereon.

(h) To the best of Borrower’s and Principal’s knowledge, (1) no condemnation of any portion of the Project, (2) no condemnation or relocation of any roadways abutting the Project, and (3) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or is contemplated by any Governmental Authority.

(i) The use of the Project as a hotel, water park and conference center and the contemplated accessory uses of the Project do not violate in any material respect (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, covenants, conditions and restrictions of record, or agreements affecting the Project or any part thereof. Neither the zoning authorizations, subdivision approvals or variances nor any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Land. No building or other improvement encroaches upon any property line, building line, set back line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project except as reflected in the survey provided to Administrative Agent prior to the Closing Date. The Project is not situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetland by any governmental entity having jurisdiction over the Project. All Laws relating to the construction of the Improvements have been complied with in all material respects and all Governmental Approvals required to date for the construction of the Project as contemplated by the Plans and this Agreement have been obtained and listed on Exhibit D, and maintained in valid and effective status. To Borrower’s knowledge all Governmental Approvals still needed to be obtained for the construction of the Project have also been separately listed on Exhibit D. The Project is adjacent to fully improved and dedicated roads, accepted for maintenance and public use by public authority having jurisdiction. The Project will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone facilities, other required public utilities, and means of access between the Project and public highways. The Project includes all property and rights that may be reasonably necessary or desirable to promote the present and any reasonable future beneficial uses and enjoyment thereof. To the best of Borrower’s knowledge, there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions or restrictions of record, or other agreements relating to the Project, or the contemplated Improvements, or any part thereof.

(j) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(k) All financial statements and other documents and information previously furnished by Borrower, Principal, Principal OP, or Principal OP GP to Administrative Agent or any Lender in connection with the Loan are true, complete and correct and fairly present on a consistent basis with the financial conditions of the subjects thereof for the immediately prior periods as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower, Principal, Principal OP, or Principal OP GP or the Project has occurred since the respective dates of such statements and information. Such Persons do not have any material liability, contingent or otherwise, not disclosed in such financial statements.

(l) The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Project or any part thereof, except general real estate taxes for 2005 and subsequent years not yet due or payable. To Borrower’s and Principal’s knowledge, there is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of the Project.

(m) No Leases currently exist.

(n) The proceeds of the Loan shall be used for proper business purposes. The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System and no portion of the proceeds of the Loan shall be used in any manner that would violate such Regulations or otherwise violate the Securities Act of 1933 or the Securities Exchange Act of 1934, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(o) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p) Neither Borrower nor any member in Borrower nor Principal is or will be, and no legal or beneficial interest of a member in Borrower is or will be held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the Internal Revenue Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Investment and Trade Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts; provided that the foregoing provisions shall not apply to the holders of Principal’s stock.

(q) Borrower, Principal OP, Principal OP GP and Principal have furnished Administrative Agent with a true and complete copy of all documents relating to construction of the Project.

(r) Borrower owns all FF&E used in connection of the maintenance or operations of the Project.

(s) To the best of Borrower’s knowledge, there are no strikes, boycotts, or labor disputes which could reasonably be anticipated to have a material adverse effect on the operation of the Project.

(t) There has been no damage or destruction of any part of the Project by fire or other casualty that has not been repaired.

(u) Borrower has no employees.

(v) Except for the use of trademarks, copyrights, patents or other intellectual property licensed from other Persons under the License Agreement, Borrower has no interest in any trademarks, copyrights, patents or other intellectual property with respect to the Project.

(w) Neither Borrower, Principal OP, Principal OP GP, nor Principal, nor any beneficial owner of such Persons (other than the holders of Principal’s stock), is currently listed on the OFAC Lists, and to Borrower’s actual knowledge without investigation no holder of Principal’s stock is currently listed on the OFAC Lists.

(x) All statements set forth in the Recitals are true and correct.

(y) The Reservation Services Agreement dated July 26, 2006 by and between Licensor and Borrower (the “Reservation Agreement”) is in full force and effect.

(z) The Great Wolf Lodge License Agreement dated July 26, 2006 by and between Great Lakes Services, LLC (“Licensor”) and Borrower (the “License Agreement”) is in full force and effect.

(aa) The Management Services Agreement dated July 26, 2006 by and between Manager and Borrower (the “Management Agreement”) is in full force and effect.

Borrower agrees that all of the representations and warranties set forth above and elsewhere in this Agreement are true as of the date hereof, will be true at the Closing Date and, except for changes which may arise based upon events or circumstances permitted by this Agreement or other matters that have been disclosed by Borrower and approved by Administrative Agent in writing, at all times thereafter. It shall be a condition precedent to the Closing Date and each subsequent disbursement, if any, that each of said representations and warranties is true and correct as of the date of such requested disbursement subject to such changes. Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement subject to such changes. In addition, at Administrative Agent’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder subject to such changes, including with respect to any disbursement pursuant to the interest reserve.

ARTICLE 6

ENVIRONMENTAL MATTERS

6.1	Environmental Representations and Warranties.

Each Environmental Indemnitor hereby represents and warrants to Administrative Agent and each Lender that (i) except as specifically disclosed in the documents listed in Exhibit F attached hereto (the “Environmental Documents”), to the best of Environmental Indemnitor’s knowledge, (a) the Project is in a clean, safe and healthful condition and, except for materials (“Ordinary Materials”) used in de minimus quantities and in the ordinary course of construction, maintenance and operation (and in compliance with all Laws) of the Project, has been and is free of all Hazardous Material, and (b) no release of any Hazardous Material has occurred on, onto or about the Project; (ii) neither Borrower nor, to the best of Environmental Indemnitor’s knowledge, and except as disclosed in the Environmental Documents any other person or entity, has ever caused or permitted any Hazardous Material other than Ordinary Materials to be placed, held, located or disposed of on, under, at or in a manner to affect the Project, or any part thereof, and the Project has never been used (whether by Borrower or, to the best of Environmental Indemnitor’s knowledge, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material other than Ordinary Materials; (iii) that, except as specifically disclosed in the Environmental Documents, the Project currently complies, and will comply based on its anticipated use, with all Laws relating to Hazardous Material; (iv) to the best of Environmental Indemnitor’s knowledge, in connection with the ownership, operation, and use of the Project, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained, including those relating to the generation, treatment, storage, disposal or use of Hazardous Material; (v) to the best of Environmental Indemnitor’s knowledge, there is no present, past or threatened investigation, inquiry or proceeding relating to the environmental condition of, or to events on or about, the Project; (vi) neither the Project nor Borrower is subject to any remedial obligations under any Laws relating to Hazardous Material, health or the environment; (vii) except as disclosed in the Environmental Documents and to best of Borrower’s knowledge there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Material of any sort on, under or affecting the Project; and (viii) it has not, nor will it, release or waive the liability of any previous owner, lessee or operator of the Project or any party who may be potentially responsible for the presence of or removal of Hazardous Material from the Project, nor has it made promises of indemnification regarding Hazardous Material on the Project to any party, except as contained herein and in the Loan Documents.

6.2	Environmental Covenants.

Environmental Indemnitors shall:

(a) comply in all material respects, and cause all other persons on or occupying the Project to comply in all material respects, with all Laws relating to Hazardous Material;

(b) not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, Hazardous Material on, under or about the Project except as specifically disclosed in the Environmental Documents and except for materials used in the ordinary course of maintenance and operation (and in compliance with all Laws) of Borrower’s or any Tenant’s business;

(c) promptly advise Administrative Agent in writing of: (i) any and all Environmental Proceedings; (ii) except for materials used in the ordinary course of maintenance and operation (and in compliance with all Laws) of the Project, the presence of any Hazardous Material on, under or about the Project of which Administrative Agent has not previously been advised in writing; (iii) any remedial action taken by, or on behalf of, any Environmental Indemnitor in response to any Hazardous Material on, under or about the Project or to any Environmental Proceedings of which Administrative Agent has not previously been advised in writing; (iv) the discovery by any Environmental Indemnitor of the presence of any Hazardous Material on, under or about any real property or bodies of water adjoining the Project; and (v) the discovery by any Environmental Indemnitor of any occurrence or condition on any real property adjoining or in the vicinity of the Project that could cause the Project or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Project under any Laws relating to Hazardous Material;

(d) provide Administrative Agent with copies of all reports, analyses, notices, licenses, approvals, orders, correspondences or other written materials in its possession or control relating to the environmental condition of the Project or real property or bodies of water adjoining or in the vicinity of the Project or Environmental Proceedings promptly upon receipt, completion or delivery of such materials;

(e) not install or allow to be installed any tanks for the storage of Hazardous Material other than Ordinary Materials on, at or under the Project; and

(f) not create or permit to continue in existence any lien (whether or not such lien has priority over the lien created by the Mortgage) upon the Project imposed pursuant to any Laws relating to Hazardous Material.

6.3	Right of Entry and Disclosure of Environmental Reports.

Borrower hereby grants to Administrative Agent and its agents, employees, consultants and contractors, an irrevocable license and authorization to enter upon and inspect the Project at reasonable times and upon reasonable advance notice, and conduct such environmental audits and tests, including, without limitation, subsurface testing, soils and groundwater testing, and other tests which may physically invade the Project, in its sole and absolute discretion, determine are necessary or desirable. With respect to invasive testing, such as soil borings, Administrative Agent shall consult with Borrower in advance of such tests. Administrative Agent agrees, however, that it shall not conduct any such audits or tests, unless an Event of Default exists under the Loan Documents or Administrative Agent has reason to believe that such audit or test may disclose the presence or release of Hazardous Material other than Ordinary Materials or unless an environmental audit deems further testing necessary. All reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with any reasonable inspection, audit or testing conducted in accordance with this Section 6.3 shall be paid by Borrower. The results of all investigations and reports prepared by Administrative Agent shall be and at all times remain the property of Administrative Agent and the Lenders and under no circumstances shall Administrative Agent or any Lender have any obligation whatsoever to disclose or otherwise make available to Environmental Indemnitors or any other party such results or any other information obtained by it in connection with such investigations and reports; provided, however, that if there exists no Event of Default under the Loan Documents, if requested by Borrower, Administrative Agent shall provide to Borrower a copy of the written report with respect to any inspection, audit or testing for which Borrower has paid hereunder. Administrative Agent hereby reserves the right, and Environmental Indemnitors hereby expressly authorize Administrative Agent to make available to any party in connection with a sale of the Project after an Event of Default and the exercise of remedies under the Loan Documents any and all environmental reports, whether prepared by Administrative Agent or prepared by Borrower and provided to Administrative Agent (collectively, the “Environmental Reports”), which Administrative Agent may have with respect to the Project. Borrower consents to Administrative Agent notifying any party under such circumstances of the availability of any or all of the Environmental Reports and the information contained therein. Each Environmental Indemnitor further agrees that Administrative Agent and each Lender may disclose such Environmental Reports to any governmental agency or authority if they reasonably believe that they are required to disclose any matter contained therein to such agency or authority; provided that Administrative Agent or such Lender shall give Borrower at least 48 hours’ prior written notice before so doing. Each Environmental Indemnitor acknowledges that neither Administrative Agent, nor any Lender can control or otherwise assure the truthfulness or accuracy of the Environmental Reports, and that the release of the Environmental Reports, or any information contained therein, to prospective bidders at any foreclosure sale of the Project may have a material and adverse effect upon the amount, which a party may bid at such sale. Each Environmental Indemnitor agrees that neither Administrative Agent, nor any Lender shall have any liability whatsoever as a result of delivering any or all of the Environmental Reports or any information contained therein to any third party, and each Environmental Indemnitor hereby releases and forever discharges Administrative Agent and each Lender from any and all claims, damages, or causes of action arising out of connected with or incidental to the Environmental Reports or the delivery thereof.

6.4	Environmental Indemnitor’s Remedial Work.

(a) Environmental Indemnitors shall promptly perform or cause to be performed any and all remedial work (“Remedial Work”) reasonably necessary in response to any Environmental Proceedings or the presence, storage, use, disposal, transportation, discharge or release of any Hazardous Material on, under or about any of the Project; provided, that Environmental Indemnitors may withhold commencement of such Remedial Work pending resolution of any good faith contest regarding the application, interpretation or validity of any law, regulation, order or agreement, subject to the requirements of Section 6.4(c) below.

(b) All Remedial Work shall be conducted: (a) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer; (b) pursuant to a detailed written plan for the Remedial Work approved by any public or private agencies or persons with a legal or contractual right to such approval; (c) with such insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities; and (d) only following receipt of any required permits, licenses or approvals. The selection of the Remedial Work contractors and consulting environmental engineer, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) shall each be subject to Administrative Agent’s prior written approval, which shall not be unreasonably withheld or delayed. In addition, Environmental Indemnitors shall submit to Administrative Agent, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other Remedial Work contracts and similar information prepared or received by Environmental Indemnitors in connection with any Remedial Work, or Hazardous Material relating to the Project. All costs and expenses of such Remedial Work shall be paid by Environmental Indemnitors, including, without limitation, the charges of the Remedial Work contractors and the consulting environmental engineer, any taxes or penalties assessed in connection with the Remedial Work and Administrative Agent’s reasonable fees and out-of-pocket costs incurred in connection with monitoring or review of such Remedial Work. Administrative Agent on behalf of the Lenders shall have the right but not the obligation to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Environmental Proceedings.

(c) Environmental Indemnitors may contest by appropriate action any Remedial Work requirement imposed by any Governmental Authority, and Administrative Agent shall not take any self-help action for such Remedial Work during such contest, provided that (a) if any Indebtedness then remains outstanding, no Event of Default has occurred and is continuing, (b) Environmental Indemnitors have given the Lenders written notice that Environmental Indemnitors are contesting or shall contest and Environmental Indemnitors do in fact contest the application, interpretation or validity of the law, regulation, order or agreement pertaining to the Remedial Work by appropriate legal or administrative proceedings conducted in good faith and with due diligence and dispatch, (c) such contest shall not subject any of the Indemnified Parties nor any assignee of all or any portion of the Lenders’ interest in the Indebtedness nor any of the Project to civil or criminal liability and does not jeopardize any such party’s lien upon or interest in any of the Project and (d) if the estimated cost of the Remedial Work is greater than $100,000, Environmental Indemnitors shall give such security or assurances as may be reasonably required by the Administrative Agent to ensure ultimate compliance with all legal or contractual requirements pertaining to the Remedial Work (and payment of all costs, expenses, interest and penalties in connection therewith) and to prevent any sale, forfeiture or loss by reason of nonpayment or noncompliance.

6.5	Environmental Indemnity.

Environmental Indemnitors shall protect, indemnify, defend and hold each Indemnified Party and any participants in the Loan, and any other affiliate thereof who acquires any portion of the Loan at a foreclosure sale or otherwise through the exercise of Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, and all directors, officers, employees and agents of all of the aforementioned indemnified parties, harmless from and against any and all actual or potential claims, liabilities, damages (direct or indirect), and Expenses which arise out of or relate in any way to any breach of any representation, warranty or covenant contained in this Article 6, or any Environmental Proceedings or any use, handling, production, transportation, disposal, release or storage of any Hazardous Material in, under or on the Project, whether by any Environmental Indemnitor or any other person, including, without limitation:

(a) all foreseeable and all unforeseeable Expenses (including any loss of principal and interest due and owing on the Loan) arising out of: (i) Environmental Proceedings or the use, generation, storage, discharge or disposal of Hazardous Material by Environmental Indemnitors, any prior owner or operator of the Project or any person on or about the Project; or (ii) any exercise by Administrative Agent of any of its rights and remedies under this Article 6; and

(b) the costs of any required or necessary investigation, assessment, testing, remediation, repair, cleanup, or detoxification of the Project and the preparation of any closure or other required plans.

Environmental Indemnitors’ liability to the aforementioned indemnified parties shall arise upon the earlier to occur of (1) discovery of any Hazardous Material on, under or about the Project, or (2) the institution of any Environmental Proceedings, and not upon the realization of loss or damage, and Environmental Indemnitors shall pay to Administrative Agent for the benefit of the applicable indemnified party from time to time, immediately upon request, an amount equal to such Expenses, as reasonably determined by Administrative Agent. In addition, in the event any Hazardous Material is removed, or caused to be removed from the Project, by Environmental Indemnitors, Administrative Agent or any other person, the number assigned by the U.S. Environmental Protection Agency to such Environmental Proceedings or any similar identification shall in no event be in the name of Administrative Agent or any Lender or identify Administrative Agent or any Lender as a generator, arranger or other designation. The foregoing indemnity shall not include Expenses arising solely from (a) Hazardous Material which first exist on the Project following the date on which Administrative Agent or the Lenders (or its or their nominee) or a receiver on behalf of the Lenders takes title to the Project, whether by foreclosure of the Mortgage, by a deed-in-lieu thereof or otherwise or (b) from an Indemnified Party’s gross negligence or willful misconduct.

6.6	Remedies Upon an Environmental Default.

In addition to any other rights or remedies Administrative Agent may have under this Article 6, at law or in equity, in the event that Environmental Indemnitors shall fail to timely comply with any of the provisions of this Article 6, or in the event that any representation or warranty made in this Article 6 proves to be false or misleading in any material respect, then, in such event, after (i) delivering written notice to Environmental Indemnitors, which notice specifically states that Environmental Indemnitors have failed to comply with the provisions of this Article 6; and (ii) the expiration of the earlier to occur of (A) a (30) day period after receipt of such notice; provided that if any such failure or false or misleading representation or warranty is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (Y) Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of such notice and (B) the cure period, if any, permitted under any applicable law, rule, regulation or order with which Environmental Indemnitors shall have failed to comply, Administrative Agent on behalf of the Lenders may declare an Event of Default in this Agreement or any other Loan Documents and exercise any and all remedies provided for therein, and/or do or cause to be done whatever is reasonably necessary to cause the Project to comply with all Laws relating to Hazardous Material and other applicable Laws, rules, regulations or orders and the cost thereof shall constitute an Expense hereunder and shall become immediately due and payable without notice and with interest thereon at the Default Rate until paid. Environmental Indemnitors shall give to Administrative Agent and its agents and employees access to the Project for the purpose of effecting such compliance and hereby specifically grant to Administrative Agent a license, effective upon expiration of the applicable period as described above, if any, to do whatever is necessary to cause the Project to so comply, including, without limitation, to enter the Project and remove therefrom any Hazardous Material or otherwise comply with any Laws relating to Hazardous Material.

6.7	Unconditional Environmental Obligations.

Notwithstanding any term or provision contained herein or in the other Loan Documents, the covenants and obligations of the Environmental Indemnitors under this Article 6 (the "Environmental Obligations”) are unconditional. Environmental Indemnitors shall be fully, personally, jointly and severally liable for the Environmental Obligations, and such liability shall not be limited to the original principal amount of the Loan. The Environmental Obligations shall be enforceable by Administrative Agent, the Lenders, their Affiliates, and their respective successors and assigns. The Environmental Obligations shall survive the repayment of the Loan and any foreclosure, deed-in-lieu or transfer in lieu of foreclosure or similar proceedings or any transfer of title to the Project or any portion thereof.

6.8	Assignment of Environmental Obligations Prohibited.

The Environmental Obligations may not be assigned or transferred, in whole or in part, by Environmental Indemnitors and any purported assignment by Environmental Indemnitors of the Environmental Obligations shall be void ab initio and of no force or effect.

6.9	Indemnification Separate from the Loan.

(a) The Environmental Indemnitors agree that the Environmental Obligations are separate, independent of and in addition to the undertakings of the Environmental Indemnitors, as applicable, pursuant to the Loan, the Notes the other provisions of this Agreement and the other Loan Documents. A separate action may be brought to enforce the provisions of this Article 6, which shall in no way be deemed to be an action on the Notes whether or not the Loan has been repaid and whether or not the Lenders would be entitled to a deficiency judgment following a judicial foreclosure, trustee’s sale or UCC sale. The Environmental Obligations shall not be affected by any exculpatory provisions contained in the Notes this Agreement or any of the other Loan Documents. All rights and obligations of this Article 6 shall survive performance and repayment of the obligations evidenced by and arising under the Loan Documents, surrender of the Notes reconveyance of the Mortgage, release of other security provided in connection with the Loan, trustee’s sale or foreclosure under the Mortgage and/or any of the other Loan Documents (whether by deed or other assignment in lieu of foreclosure, or otherwise), acquisition of the Project by Administrative Agent or the Lenders, any other transfer of the Project, and transfer of all of Administrative Agent’s and/or the Lenders’ rights in the Loan, the Loan Documents, and the Project.

(b) Environmental Indemnitors waive all rights to require Administrative Agent or the Lenders to (i) proceed against or exhaust any security for the Loan or (ii) pursue any remedy in Administrative Agent’s or the Lenders’ power whatsoever. Borrower waives all defenses by reason of any disability or other defense under the Loan or by reason of the cessation from any cause whatsoever of its liability under the Loan, or that it may acquire by reason of Administrative Agent’s or the Lenders’ election of any remedy against it including, without limitation, Administrative Agent’s exercise of its rights to foreclose under the Mortgage.

ARTICLE 7

CASUALTIES AND CONDEMNATION

7.1	Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 7.1(b) below, Administrative Agent on behalf of the Lenders may elect to collect, retain and apply upon the Indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance resulting from any loss at the Project or proceeds received in connection with any condemnation or other taking of the Project or a portion thereof (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the Indebtedness shall be paid by Administrative Agent and the Lenders to Borrower.

(b) Notwithstanding anything in Section 7.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project after Completion, Administrative Agent and the Lenders agree to make available the Proceeds to restoration of the Improvements if (i) no Event of Default exists, (ii) in connection with a casualty, condemnation or other taking where the Proceeds are in excess of $500,000, all Proceeds are deposited with Administrative Agent, (iii) in Administrative Agent’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements is sufficient to pay the full and complete costs of such restoration, or if not sufficient, Borrower has deposited with Administrative Agent an amount, which together with the amount of the Proceeds available for restoration of the Improvements, in Administrative Agent’s reasonable judgment, will be sufficient to pay the full and complete costs of such restoration or has otherwise provided reasonable assurances to Administrative Agent of the payment thereof, (iv) no material Leases (which for this purpose shall mean Leases demising more than five percent (5%) of the rentable square feet of space at the Project) in effect at the time of such casualty or condemnation are or will be terminated as a result of such casualty or condemnation, (v) as a result of such casualty or condemnation the expected Gross Revenues from the Project for the Rolling Period following restoration of the Project would be five percent (5%) less than the Gross Revenues from the Project (including any business interruption insurance proceeds) for the Rolling Period which concluded with the month in which the casualty, condemnation or other taking occurred, (vi) the cost of restoration will not exceed fifteen percent (15%) of the Loan Amount, (vii) in Administrative Agent’s reasonable determination after completion of restoration the Loan Amount will not exceed seventy five percent (75%) of the fair market value of the Project, (viii) in Administrative Agent’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (ix) Principal reaffirms in writing its/his/her obligations under the Limited Joinder and under any other guaranty to Administrative Agent and the Lenders, and (x) in Administrative Agent’s reasonable determination, such restoration is likely to be completed not later than six (6) months prior to the Maturity Date.

(c) Notwithstanding anything in Section 7.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project prior to Completion, Administrative Agent and the Lenders agree to make available the Proceeds to restoration of the Improvements if (i) the conditions to use of Proceeds set forth in the preceding Section 7.1(b) would be met except for (A) the condition pertaining to a decrease in Gross Revenues or (B) the condition pertaining to the cost of the restoration so long as sufficient proceeds and available loan amounts are adequate to complete and the Loan is otherwise in balance, and (ii) Administrative Agent and Lenders’ Consultant reasonably believe that Completion can occur at least ninety (90) days prior to the Initial Maturity Date. The Lenders shall not be obligated to fund more than $10,000,000 of the Loan during the period in which Administrative Agent is waiting for receipt of the Proceeds. To the extent that Borrower desires that the Lenders fund in excess of such amount prior to receipt of the Proceeds, Borrower will deposit with Administrative Agent the estimated amount of Proceeds, which Administrative Agent would use to fund Project costs in advance of any more Loan proceeds being disbursed. To the extent that the Proceeds are ultimately received and no default exists under the Loan Documents, Borrower shall be entitled to receive back out of such Proceeds the funds so deposited with Administrative Agent.

7.2	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Administrative Agent on behalf of the Lenders does not elect to apply or does not have the right to apply the Proceeds to the Indebtedness, as provided in Section 7.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Administrative Agent;

(b) In the event the Proceeds and the available proceeds of the Loan are insufficient to assure Administrative Agent that all contemplated repairs or construction will be completed, promptly deposit with Administrative Agent any amount necessary to assure that such contemplated repairs or construction will be completed or otherwise provided Administrative Agent of assurances acceptable to Administrative Agent that funds for such repairs or construction are available; and

(c) Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrower for a disbursement by Administrative Agent of Proceeds and funds deposited by Borrower shall be treated by Administrative Agent as if such request were for a disbursement of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for a disbursement of the Loan.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

8.1	Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower to pay the outstanding principal amount, all interest thereon and all other amounts owing hereunder or the other Loan Documents (the “Indebtedness”) on the Maturity Date or the failure to pay, within five (5) days of the due date, any of other payment obligations of Borrower to Administrative Agent or any Lender, including any payments of interest, principal, or Excess Cash Flow due pursuant to this Agreement;

(b) Failure of Borrower to strictly comply with the provisions of Section 4.2(b) (transfers and fundamental changes), Section 4.2(d) (insurance), Section 4.2(l) (no additional debt or encumbrances), Section 4.2(m) (organizational documents), Section 4.2(n) (single purpose entity), Section 4.2(u) (bank depository agreements and credit card letters), and, following the expiration of any cure periods contained therein Article 6 (environmental matters);

(c) Failure of Borrower for a period of thirty (30) days after written notice from Administrative Agent, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents not set forth in the subsections above; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Administrative Agent’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 8.1 with respect to a particular breach, or if another subsection of this Section 8.1 applies to a particular breach and does not expressly provide for a notice or grace period, the specific provision shall control;

(d) If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or Principal is untrue or incorrect in any material respect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as the applicable party cures said breach (i) by the due date provided in (a) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (c) above for any other breach;

(e) A petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against Borrower, Principal OP, Principal OP GP, or Principal (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within ninety (90) days of its filing), or a custodian, receiver or trustee for any of the Project is appointed, or Borrower, Principal OP, Principal OP GP, or Principal makes an assignment for the benefit of creditors, or any of them are adjudged insolvent by any state or federal court of competent jurisdiction, or any of them admit their insolvency or inability to pay their debts as they become due or an attachment or execution is levied against any of the Project;

(f) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be;

(g) The failure by Borrower to have satisfied by November 30, 2006 the conditions to first disbursement of the Holdback set forth in Section 2.2(b)(i);

(h) The occurrence of a default by Borrower and the expiration of any notice and cure period available to Borrower applicable thereto under the License Agreement, the Reservation Agreement or the Management Agreement; or

(i) The liquor license for the Project is revoked or if, for any reason, the applicable governmental authorities, or any of them, require the cessation of the sale of alcoholic beverages at the Improvements for a period of more than sixty (60) consecutive days or if such cessation occurs for a period of more than sixty (60) consecutive days.

8.2	Remedies Conferred Upon Administrative Agent and the Lenders.

Administrative Agent’s and the Lenders’ rights, remedies and powers, as provided herein and the other Loan Documents, are cumulative and concurrent, and may be pursued singly, successively or together against Borrower, any guarantor of the Loan, the security described in the Loan Documents, and any other security given at any time to secure the payment hereof, by Administrative Agent at the request or with the consent of the Required Lenders. Additionally, Administrative Agent at the request or with the consent of the Required Lenders may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein. Failure of Administrative Agent or the Lenders, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date shall not constitute a waiver of the right to exercise the same at any time during the continued existence of any Event of Default or any subsequent Event of Default. At any time after the occurrence of any Event of Default, Administrative Agent on its own decision may, or at the request of the Required Lenders shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Project and do anything that is necessary or appropriate in Administrative Agent’s sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Project to use undisbursed portion of the Holdback or portion of the Loan which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the Loan amount, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project; to execute all applications and certificates in the name of Borrower to prosecute and defend all actions or proceedings in connection with the Improvements or Project; and to do any and every act which Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b) Declare the Notes or the Indebtedness to be immediately due and payable;

(c) Declare the Lenders’ Commitments to be terminated, whereupon the same shall forthwith terminate.

(d) Use and apply any monies or letters of credit deposited by Borrower with Administrative Agent, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any Indebtedness under this Agreement which is due and owing to Administrative Agent or the Lenders;

(e) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Administrative Agent or the Lenders by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 8.1(f) (i) all amounts evidenced by the Notes shall automatically become due and payable and (ii) the Lenders’ Commitments shall automatically be terminated, in each case under the foregoing clauses (i) and (ii) without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 9

LOAN EXPENSE, COSTS AND ADVANCES

9.1	Loan and Administration Expenses.

Borrower unconditionally agrees to pay all costs and expenses of the Loan, including all amounts payable pursuant to Sections 2.7, 2.8, 2.9 and 9.2 and any and all other fees owing to Administrative Agent or the Lenders pursuant to the Loan Documents, and also including all documentation, modification, or workout costs relating to the Loan, recording, filing and registration fees and charges, mortgage or documentary taxes, UCC searches, title and survey charges, all fees and disbursements of the Lenders’ Consultants, any costs involved in the administration of the Loan, any repair or maintenance costs or payments made to remove or protect against liens, and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Notes or any portion thereof is not paid in full when and as due, all costs and expenses of Administrative Agent incurred in attempting to enforce or collect payment of the Loan or enforce any rights of Administrative Agent or the Lenders or Borrower’s obligations hereunder and expenses of Administrative Agent incurred (including expenses relating to documentary and expert evidence, publication costs) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale, disposition (or preparation for sale or disposition) or liquidation of any security for the Loan (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement). All such costs or expenses incurred or advances or payments made by Administrative Agent shall also include court costs, legal fees and disbursements relating thereto and shall be included as additional Indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents bearing interest at the Default Rate until paid. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify, defend and hold the Indemnified Parties harmless against all claims, liabilities, and Expenses arising in relation to any claim by broker, finder or similar person. Administrative Agent may require the payment of Administrative Agent’s or the Lenders’ outstanding fees and expenses as a condition to any disbursement of the Loan. The Lenders are hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Administrative Agent or the Lenders for all Loan expenses and fees. Administrative Agent will promptly give Borrower notice of such disbursements.

9.2	Right of Administrative Agent to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Administrative Agent may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Administrative Agent in so doing and shall constitute additional Indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents and shall bear interest at a rate per annum equal to the Interest Rate (or Default Rate following an Event of Default).

9.3	Increased Costs.

Borrower agrees to pay each Lender additional amounts to compensate such Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, changing the basis of taxation of payments under this Agreement to such Lender (other than taxes imposed on or measured by the net income or receipts of such Lender or any franchise tax imposed on such Lender); provided that such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different lending office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Any amount payable by Borrower under this Article 9 shall be paid within five (5) days of receipt by Borrower of a notice by a Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of a Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of such Lender’s right to demand payment of such amount for any subsequent or prior period.

9.4	Borrower Withholding.

(a) If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of or receipts of a Lender or any franchise tax imposed on a Lender), duties or other charges from any payment due under any Note (all such nonexcluded taxes, duties and charges being hereinafter referred to as “Taxes”), the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made; provided, however, that if Borrower’s obligation to deduct or withhold taxes is caused solely by such Lender’s, or Administrative Agent’s failure to provide the forms described in Section 9.4(d) and such Lender or Administrative Agent could have provided such forms or if such Lender or Administrative Agent (as the case may be) fails to comply with Section 9.4(f), no such increase shall be required; (ii) Borrower shall make such deductions; and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws.

(b) Borrower will indemnify Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 9.4) paid by such Administrative Agent or Lender (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Each payment required to be made by Borrower in respect of this indemnification shall be made to Administrative Agent for the benefit of any party claiming such indemnification within thirty (30) days from the date Borrower receives written demand detailing the calculation of such amounts therefore from Administrative Agent on behalf of itself as Administrative Agent or any such Lender. If any Lender or Administrative Agent receives a refund, offset, credit or deduction in respect of any Taxes paid by Borrower under this paragraph (b), such Lender or Administrative Agent, as the case may be, shall promptly pay to Borrower Borrower’s share of such refund, offset, credit or deduction, received by or credited to the Lender or Administrative Agent, as the case may be, (reduced by any Taxes imposed on the Lender or Administrative Agent, as the case may be, by reason of the receipt, accrual or payment of such refund, offset, credit or deduction).

(c) Borrower will pay prior to delinquency all Taxes payable in respect of any payment. Within thirty (30) days after the date of any payment of Taxes, Borrower will furnish to Administrative Agent the original or a certified copy of a receipt evidencing payment of such Taxes.

(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to Borrower and Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance two duly completed copies of the Prescribed Forms, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes. Each Lender which delivers to Borrower and Administrative Agent a Prescribed Form  further undertakes to deliver to Borrower and Administrative Agent on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower and Administrative Agent two further copies of a replacement Prescribed Form. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises Borrower and Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Prescribed Form establishing an exemption from, or a reduced rate of, United States backup withholding tax, such Lender shall not be required to deliver such forms. Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the Prescribed Forms.

(e) Nothing in this Section 9.4 shall require any Lender or Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary, in its sole discretion).

(f) If any Lender claims any additional amounts payable pursuant to this Section 9.4, then such Lender shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not be otherwise disadvantageous to such Lender.

(g) If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, that Lender shall indemnify Administrative Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including attorney fees) of Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Indebtedness and the resignation of Administrative Agent.

9.5	Document and Recording Tax Indemnification.

Borrower agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any claim that any documentary or mortgage tax is due and payable in connection with the Loan or the execution, delivery or recording of the Loan Documents and to pay such taxes and Expenses incurred by any Indemnified Party in connection therewith. Borrower may contest any determination that any such taxes are due, but shall pay any such taxes (including penalties and interest) when legally required. This paragraph shall survive repayment of the Loan.

ARTICLE 10

ASSIGNMENTS BY LENDER AND DISCLOSURE

10.1	Assignments and Participations.

(a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Note held by it; provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement and shall involve a ratable assignment of such Lender’s Commitment and Advances,

(ii) the amount of the resulting Commitment and Advances of the assigning Lender (unless it is assigning all its Commitment and Advances) and the assignee Lender pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 in total and shall be an integral multiple of $1,000,000,

(iii) each such assignment shall be to an Eligible Assignee,

(iv) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and deliver the Note subject to such assignment,

(v) Administrative Agent shall have consented to such assignment, which consent shall not be unreasonably withheld or delayed, and

(vi) each Eligible Assignee (other than an Eligible Assignee which is an Affiliate of the assigning Lender) shall pay to Administrative Agent a $3,500 administrative fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof or earlier such earlier date as agreed to by Administrative Agent, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything herein to the contrary, any Lender may assign or pledge, as collateral or otherwise, any of its rights under the Loan Documents to any Federal Reserve Bank.

(b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or Principal or the performance or observance by Borrower or Principal of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Article 3 and Section 5.1, if applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Register. Administrative Agent shall maintain at its address referred to in Section 12.21 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee and consented to by Administrative Agent as provided above, together with the Note subject to such assignment, Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit B-2, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to Administrative Agent in exchange for the surrendered Note, a new Note payable to the order of such Eligible Assignee in amount equal to, respectively, the Commitments and the outstanding Advances assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Commitments hereunder, a new Note payable to the order of such Lender in an amount equal to, respectively, the Commitments and the outstanding Advances retained by it hereunder. Any such new Notes shall be dated the date of the original Notes executed pursuant to this Agreement and shall otherwise be in substantially the form of the attached Exhibit B-1.

(e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, and the Note; provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Advances and such Note for all purposes of this Agreement, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Advance in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date except as permitted in this Agreement. Borrower hereby agrees that participants shall have the same rights under Sections 4.2(k), 6.5, 9.3, 9.4 and 9.5 hereof as the Lender to the extent of their respective participations.

(f) Borrower agrees to cooperate with any Lender’s efforts to do assign or participate any portion of the Loan and to execute all documents reasonably required by such Lender in connection therewith which do not materially adversely affect Borrower’s rights or obligations under the Loan Documents.

10.2	Disclosure of Information and Confidentiality.

Administrative Agent and each Lender shall have the right (but shall be under no obligation) to make available to (i) agents, employees, Affiliates, attorneys, advisors of such Person and any regulator, governmental agency or authority and (ii) prospective transferees, participants or purchasers of any interest in the Loan (including any prospective bidder at any foreclosure sale of the Project), any and all information that such Person may have with respect to the Project, Borrower or Principal whether provided by such person or any third party, including, without limitation, (A) as required by law, regulation, rule, request or order, subpoena, judicial order or similar order and in connection with any litigation and (B) as may be required in connection with the examination, audit or similar investigation of such person, provided, that such Person exercise the same degree of care that it exercises with respect to its own proprietary information to maintain the confidentiality of any confidential information thereby received or received with respect to the Project, Borrower, or Principal and the proposed recipient of such confidential information (other than a governmental agency or authority) is subject to a written confidentiality obligation. Confidential information shall include only such information identified as such at the time provided to Administrative Agent or the Lenders and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such person through no fault of such person or (ii) is disclosed to such person by a third party (including information obtained as a result of any environmental assessments), provided such Administrative Agent or Lender, as applicable, does not have actual knowledge that such third party is prohibited from disclosing such information. Borrower and Principal agree that neither Administrative Agent, nor any Lender shall have any liability whatsoever as a result of delivering any such information to any third party as described above, and Borrower and Principal, on behalf of themselves and their successors and assigns, hereby release and discharge Administrative Agent and the Lenders from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party.

ARTICLE 11

AGENCY PROVISIONS

11.1	Authorization and Action.

Each Lender hereby appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law. The functions of Administrative Agent are administerial in nature and in no event shall Administrative Agent have a fiduciary or trustee relation in respect of any Lender by reason of this Agreement or any other Loan Document.

11.2	Administrative Agent’s Reliance, Etc.

Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Person’s own negligence) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of Borrower, a Principal or their respective Affiliates or to inspect the property (including the books and records) of Borrower, a Principal or their respective Affiliates; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document other than with respect to Administrative Agent’s execution of the documents to which Administrative Agent is a party; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

11.3	Administrative Agent and Its Affiliates.

With respect to its Commitment, the Advances made by it and the Notes issued to it, Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity as a Lender. Administrative Agent, the Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower or any of its Affiliates, and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if Administrative Agent were not an Administrative Agent hereunder or the Lenders were not Lenders hereunder and without any duty to account therefore to the Lenders.

11.4	Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements referred to in Section 5.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

11.5	Indemnification.

Each Lender severally agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower), according to its respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Administrative Agent under this Agreement or any other Loan Document (including Administrative Agent’s own negligence), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each applicable Lender agrees to reimburse Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower.

11.6	Successor Administrative Agent.

Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower and may be removed at any time with cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and Borrower, appoint a successor Administrative Agent, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent under this Agreement and the other Loan Documents.

11.7	Co-Lead Arrangers.

Under the Loan Documents MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., is a Co-Lead Arranger and HSH Nordbank AG is a Co-Lead Arranger, but such Persons in such capacities shall have no right or duty to act as agent on behalf of the Lenders.

ARTICLE 12

GENERAL PROVISIONS

12.1	Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and the other Loan Documents and the Exhibits and Schedules pertaining thereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof or thereof.

12.2	Waiver of Jury Trial.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER, ADMINISTRATIVE AGENT, EACH LENDER AND PRINCIPAL(S) EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY CLAIM, CONTROVERSY DISPUTE, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION ANY ACTIONS OR PROCEEDINGS FOR ENFORCEMENT OF THE LOAN DOCUMENTS) AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER, ADMINISTRATIVE AGENT, EACH LENDER AND PRINCIPAL(S) EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, ADMINISTRATIVE AGENT, EACH LENDER AND PRINCIPAL(S) EACH WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

12.3	Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER AND PRINCIPAL HEREBY WAIVE ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY ADMINISTRATIVE AGENT OR THE LENDERS. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER AND PRINCIPAL IRREVOCABLY (A) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CHICAGO, COUNTY OF COOK AND STATE OF ILLINOIS, AND (B) WAIVE ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVE ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE ADMINISTRATIVE AGENT OR THE LENDERS FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER AND PRINCIPAL HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY ILLINOIS STATE OR UNITED STATES COURT SITTING IN THE CITY OF CHICAGO AND COUNTY OF COOK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER OR, AS APPLICABLE, TO PRINCIPAL, AT THE ADDRESS INDICATED BELOW OR AT THE ADDRESS ON THE ATTACHED LIMITED JOINDER (AS APPLICABLE), AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER OR PRINCIPAL SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

12.4	Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement and the other Loan Documents shall be governed by, and shall be construed in accordance with, the internal laws of the State of Illinois, without regard to conflicts of law principles except as provided in the Mortgage or as may be expressly provided for in any other Loan Document.

12.5	Lawful Rate of Interest.

In no event whatsoever shall the amount of interest paid or agreed to be paid to the Lenders pursuant to this Loan Agreement, the Notes or any of the Loan Documents exceed the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Loan Agreement, the Notes and the other Loan Documents shall involve exceeding the lawful rate of interest which a court of competent jurisdiction may deem applicable hereto (“Excess Interest”), then ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such law and if, for any reason whatsoever, the Lenders shall receive, as interest, an amount which would be deemed unlawful under such applicable law, such interest shall be applied to the Loan (whether or not due and payable), and not to the payment of interest, or refunded to Borrower if such Loan has been paid in full. Neither Borrower nor any guarantor, endorser or surety nor their heirs, legal representatives, successors or assigns shall have any action against Administrative Agent or the Lenders for any damages whatsoever arising out of the payment or collection of any such Excess Interest.

12.6	Modification; Consent.

(a) No modification, waiver, amendment or discharge of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by Borrower or Principal therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Lender without the prior written consent of such Lender, and no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the aggregate Commitments of the Lenders, (ii) reduce or forgive the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document or otherwise release Borrower or Principal from any Indebtedness, (iii) postpone any date fixed for any payment of principal of (including any Maturity Date), or interest on, the Notes or any fees or other amounts payable hereunder, (iv) amend this Section 12.6, (v) amend the definition of “Required Lenders” or “Pro Rata Share”, (vi) release all or substantially all of the Project from the liens and security interests of the Loan Documents, provided that Administrative Agent shall be permitted to release Future Phase Land as provided in Section 4.2(b)(iv), (vii) release Principal from its obligations under the Loan Documents or (viii) permit Borrower to assign its obligations under the Loan Documents; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.

(b) In addition, no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders (or consented to in writing by the Required Lenders), do any of the following:

(i) waive any loan imbalance in excess of $500,000;

(ii) result in a material change to the Plans or Construction Budget such that the Construction Budget is increased or decreased in the aggregate by an amount greater than 2.5% of the original aggregate Construction Budget;

(iii) (A) permit a disbursement of the Loan during the continuance of an Event of Default or (B) waive or modify a material condition precedent to the disbursement of the Loan;

(iv) amend the application of payment provisions contained in Section 2.8(c);

(v) waive or amend any of the financial covenants contained in Section 4.4 or any of the definitions used in such financial covenants.

(c) Any amendment to a covenant of Borrower or Principal or amendment to a definition shall require Borrower’s written consent.

(d) Notwithstanding the foregoing, Administrative Agent and Borrower (without the consent of any other Lender) may enter into amendments of any Loan Document solely with respect to corrections of formal defects not having any economic impact.

(e) Consent by Administrative Agent or the Lenders to any act or omission by Borrower or a Principal shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Administrative Agent’s or the Lenders’ consent to be obtained in any future or other instance.

12.7	Waivers; Acquiescence or Forbearance Not to Constitute Waiver of Administrative Agent’s or the Lenders’ Requirements.

(a) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) waives presentment for payment, demand, notice of nonpayment or dishonor, protest of any dishonor, protest and notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of the Loan; (ii) waives and renounces all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by the Notes or this Loan Agreement or as a bar to the enforcement of the lien created by any of the Loan Documents.

(b) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Administrative Agent or the Lenders; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent or the Lenders with respect to the payment or other provisions of this Loan Agreement, the Notes, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any borrowers, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other person or entity; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) Each and every covenant and condition for the benefit of Administrative Agent and/or the Lenders contained in this Agreement and the other Loan Documents may be waived by such Person(s) as provided in Section 12.6, provided, however, that to the extent that Administrative Agent or the Lenders may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent or the Lenders of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent or the Lenders, as applicable, may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Administrative Agent or the Lenders in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, including any failure to accelerate the Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Loan Documents. Administrative Agent’s or the Lenders’ acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Administrative Agent’s or the Lenders’ right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent shall not be a waiver of Administrative Agent’s or the Lenders’ right to accelerate the maturity of the Loan, nor shall Administrative Agent’s receipt of any awards, proceeds, or damages under Article 7 of this Agreement operate to cure or waive Borrower’s or Principal’s default in payment of sums secured by any of the Loan Documents.

12.8	Disclaimer by Administrative Agent and the Lenders.

This Agreement and the other Loan Documents are made for the sole benefit of Borrower, Administrative Agent and the Lenders, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement or the other Loan Documents, or by reason of any actions taken by Administrative Agent or the Lenders pursuant to this Agreement or the other Loan Documents except for the benefits and rights of Loan participants as expressly provided in Section 10.1. Neither Administrative Agent, nor any Lender shall be liable to any contractors, subcontractors, supplier, architect, engineer, Tenant or other party for labor or services performed or materials supplied in connection with the Project. Neither Administrative Agent, nor any Lender shall be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Neither Administrative Agent, nor any Lender undertakes or assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Administrative Agent or the Lenders in connection with such matters is for the protection of Administrative Agent and the Lenders only, and neither Borrower nor any third party is entitled to rely thereon.

12.9	Partial Invalidity; Severability.

If any of the provisions of this Agreement or the other Loan Documents, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the other Loan Documents, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and to this end, the provisions of this Agreement and all the other Loan Documents are declared to be severable. All covenants and agreements of Borrower and Principal shall be joint and several.

12.10	Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Administrative Agent. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

12.11	Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.12	Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Administrative Agent or the Lenders, embody the entire agreement and supersede all prior commitments, agreements, representations, and understandings, written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

12.13	Waiver of Damages.

In no event shall Administrative Agent or any Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Administrative Agent or any Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Principal waives all claims for punitive, exemplary or consequential damages.

12.14	Claims Against Administrative Agent or the Lenders.

Neither Administrative Agent, nor any Lender shall be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Administrative Agent within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Administrative Agent or such Lender, as applicable, does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Administrative Agent or any Lender arising by reason of any alleged default by Administrative Agent or any Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to such Person’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Administrative Agent, the Lenders and Borrower with regard to the Loan. No Principal or Tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section 11.14.

12.15	Set-Offs.

Borrower hereby irrevocably authorizes and directs Administrative Agent, each Lender and their respective Affiliates from time to time to charge Borrower’s accounts and deposits with Administrative Agent, such Lender or Affiliate, as applicable, and to pay over to Administrative Agent or the Lenders an amount equal to any amounts from time to time due and payable to Administrative Agent or the Lenders hereunder, under the Notes or under any other Loan Document upon (i) the occurrence and during the continuance of any Event of Default under Section 8.1(f) or (ii) Administrative Agent declaring the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 8.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 8.2. Borrower hereby grants to Administrative Agent, each such Lender and each such Affiliate for the benefit of the Lenders a security interest in and to all such accounts and deposits maintained by Borrower with such Person. Each Person exercising such right of set-off agrees to promptly notify Borrower after any such set-off and application made by such Person, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each such Lender and each such Affiliate under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Person may have.

Borrower waives any right of set-off, defense or counterclaim Borrower has or may have against Administrative Agent, any Lender or any of their respective Affiliates to apply any amounts owed Borrower by such Person thereof against the Indebtedness.

12.16	Relationship.

The relationship between the Lenders (and Administrative Agent) and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Administrative Agent or any Lender to Borrower or any other party.

12.17	Agents.

In exercising any rights under the Loan Documents or taking any actions provided for therein, Administrative Agent or a Lender may act through its employees, agents or independent contractors as authorized by such Person.

12.18	Interpretation.

With respect to all Loan Documents, whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions. No listing of specific instances, items or matters in any way limits the scope or generality of any language in the Loan Documents. This Agreement and all of the other Loan Documents shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties.

12.19	Successors and Assigns.

Subject to the restrictions on transfer and assignment contained in Sections 4.2(b) and 10.1 of this Agreement, this Agreement and the other Loan Documents shall inure to the benefit of and shall be binding on Administrative Agent, the Lenders, Borrower and Principal(s) and their respective heirs, successors and permitted assigns.

12.20	Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

12.21	Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, (a) if to Borrower, at its address provided below; (b) if to any Lender, at its Applicable Lending Office; (c) if to Administrative Agent, at its address provided below; or, (d) or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice:

If to Borrower:

c/o Great Wolf Resorts, Inc.
2941 Fairview Park Drive, Suite 550
Falls Church, Virginia 22042
Attention: Treasurer
Telephone: (703) 573-9317
Facsimile: (703) 573-7910

With a copy to:
Great Wolf Resorts, Inc. 122 West Washington Avenue Madison, Wisconsin 53703 Attention: General Counsel Telephone:	608-661-4700
Facsimile:	608-661-4701

If to Administrative Agent:

Merrill Lynch Capital, a Division

of Merrill Lynch Business Financial

Services Inc.

222 North LaSalle Street – 16th Floor

Chicago, Illinois 60601

Attention: National Portfolio Manager — Real Estate

Telephone: 312-499-3812

Facsimile: 312-499-3026

With a copy to:

Merrill Lynch Capital, a Division

of Merrill Lynch Business Financial

Services Inc.

222 North LaSalle Street – 16th Floor

Chicago, Illinois 60601

Attention: Real Estate Legal

Telephone: 312-499-3140

Facsimile: 312-499-3026

Any such notice shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing; (c) if by any reliable overnight courier service, on the next Business Day after delivered to such courier service; or (d) if by telecopier on the day of transmission if before 3:00 p.m. (Chicago time) on a Business Day so long as copy is sent on the same day by overnight courier. Any notice or demand delivered to the person or entity named above to accept notices and demands for such party shall constitute notice or demand duly delivered to such party, even if delivery is refused.

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EXECUTED as of the date first set forth above.

BORROWER:	GREAT WOLF LODGE OF GRAPEVINE, LLC, a Delaware limited liability company

By: GWR Operating Partnership, L.L.L.P., a Delaware limited liability limited partnership, its sole member

By: GWR OP General Partner, LLC, a Delaware limited liability company, its general partner

By: Great Wolf Resorts, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

Borrower’s Tax ID No.:

AS ADMINISTRATIVE
AGENT AND LENDER:	MERRILL LYNCH CAPITAL, a Division of

Merrill Lynch Business Financial Services Inc., a Delaware corporation

By:
Name:
Title:

HSH NORDBANK AG

By:
Name:
Title:

By:
Name:
Title:

LIMITED JOINDER

In order to induce the Lenders to make the Loan, the undersigned Principal has agreed to enter into this Limited Joinder in connection with that certain Loan Agreement (the “Loan Agreement”) dated July 28, 2006, between GREAT WOLF LODGE OF GRAPEVINE, LLC, a Delaware limited liability company (“Borrower”), MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., a Delaware corporation, as the Administrative Agent (collectively, with its successors and assigns, “Administrative Agent”) and the Lenders party thereto. (All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.) Principal acknowledges that without this Limited Joinder, the Lenders would be unwilling to make the Loan. NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree and covenant as follows:

1. Retained Liabilities. Except for the Retained Liabilities (defined below) and the obligations, if any, of Principal under any separate guaranty provided to Administrative Agent or the Lenders in connection with the Loan, Principal shall not be personally liable to pay the Loan, or any other amount due, or to perform any obligation, under the Loan Documents, and Administrative Agent and the Lenders agree to look solely to all revenue and assets of Borrower, the Project and any other collateral heretofore, now, or hereafter pledged by any party to secure the Loan. The obligations of Principal hereunder are separate and independent obligations and are not secured by the grant or pledge by Borrower pursuant to the Mortgage. This Limited Joinder is a guaranty of full and complete payment and performance and not of collectability. Principal shall be personally liable for the following (the “Retained Liabilities”):

(a) All losses, damages, causes of actions, suits and Expenses incurred by Administrative Agent or a Lender or any Affiliate or agent thereof as a result of (i) any failure after the occurrence and during the continuance of any default (without benefit of any applicable grace or cure period) to apply any portion of the revenue from the Project to the Loan as required per the Loan Agreement or to customary operating expenses of the Project, (ii) fraud, (iii) misapplication, misappropriation or conversion of any rents, proceeds or funds deriving from (A) the Project, (B) any insurance proceeds paid by reason of any loss, damage or destruction to the Project and not used by Borrower for restoration or repair of the Project; and/or (C) any awards or amounts received in connection with condemnation of all or a portion of the Project and not used by Borrower for restoration or repair of the Project, (iv) material misrepresentation, (v) any material waste or abandonment of the Project, (vi) failure to keep the Project insured in accordance with the terms of the Loan Documents if funds to pay premiums are available (A) prior to Completion, from Borrower’s Equity Contribution and Loan proceeds and (B) after Completion, from the Project, (vii) any fees paid to a Principal or any Affiliate after any default under the Loan Documents (other than management fees and license fees), (viii) any breach of the Environmental Obligations or any representation or warranty contained in Article 6 of the Loan Agreement (Environmental Matters), (ix) any failure of Borrower or Principal or any Affiliate of Borrower to fully cooperate with Lender, or use commercially reasonable efforts to cause any other holder of the liquor license for the Project to fully cooperate with Lender, in the transfer of the liquor license for the Project to Lender, or its designee, to the extent permitted by law following a foreclosure or deed-in-lieu of foreclosure or in operating all bar and other facilities requiring a liquor license during such transition period, and (x) claims against Administrative Agent of the Lenders from Borrower’s depository institution in connection with any funds or accounts for which Administrative Agent has a security interest or exercises remedies under the Loan Documents; provided that Principal will not be liable for distributions which are made by Borrower to its members in good faith, in accordance with the provisions of the Loan Agreement, and at a time when no officer or director of Principal or Borrower had knowledge of a default under the Loan Documents; and

(b) Repayment of the Loan, all costs and expenses of Administrative Agent and the Lenders, and all other obligations of Borrower under the Loan Documents in the event of (i) any breach of any of the following covenants of the Loan Agreement in (A) Section 4.2(b) (transfers and fundamental changes), (B) Section 4.2(l) (no additional debt or encumbrances), (C) Section 4.2(m) (organizational documents), or (D) Section 4.2(n) (single purpose entity), or (E) Section 4.2(u) (bank depository agreements and credit card letters) or (ii) the filing by Borrower, or the filing against Borrower by Principal or any Affiliate of Principal, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower.

The liability of Principal shall be direct and immediate as a primary and not a secondary obligation or liability, and is not conditional or contingent upon the pursuit of any remedies against Borrower, or any other Principal or any other person, or against any collateral or liens held by Administrative Agent or the Lenders. The foregoing shall in no way limit or impair the enforcement against Borrower, Project or any other collateral security granted by the Loan Documents of any of Administrative Agent’s or the Lenders’ rights and remedies pursuant to the Loan Documents.

2. Waivers. To the fullest extent permitted by applicable law, Principal waives all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agrees that its obligations under this Joinder shall be direct, primary, absolute and unconditional and that its obligations under this Joinder shall be unaffected by any of such rights or defenses, including,

(a)	Any rights which it may have to require that (1) Administrative Agent or the Lenders first proceed against Borrower, any other Principal or any other person or entity with respect to the Retained Liabilities or (2) Administrative Agent or the Lenders first proceed against any collateral held by Administrative Agent or the Lenders or (3) any party to be joined in any proceeding to enforce the Retained Liabilities;

(b)	The incapacity, lack of authority, death or disability of Borrower, Principal or any other person or entity;

(c)	The failure of Administrative Agent or the Lenders to commence an action against Borrower or any other person or entity or to proceed against or exhaust any security held by Administrative Agent or the Lenders at any time or to pursue any other remedy whatsoever at any time;

(d)	Any duty on the part of Administrative Agent or the Lenders to disclose to Principal any facts it may now or hereafter know regarding Borrower regardless of whether Administrative Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which Principal intends to assume or has reason to believe that such facts are unknown to Principal, Principal acknowledging that it is fully responsible for being and keeping informed of the financial condition and affairs of Borrower;

(e)	Lack of notice of default, demand of performance or notice of acceleration to Borrower, any other person or entity with respect to the Loan or the Retained Liabilities;

(f)	The consideration for this Limited Joinder;

(g)	Any acts or omissions of Administrative Agent or any Lender which vary, increase or decrease the risk on Principal;

(h)	Any statute of limitations affecting the liability of Principal hereunder, the liability of Borrower or any guarantor under the Loan Documents, or the enforcement hereof, to the extent permitted by law;

(i)	The application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Administrative Agent or the Lenders or intended or understood by Administrative Agent or any Lender or Principal;

(j)	An election of remedies by Administrative Agent or the Lenders, including any election to proceed against any collateral by judicial or non-judicial foreclosure, whether real property or personal property, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, and whether or not any such election of remedies destroys or otherwise impairs the subrogation rights of Principal or the rights of Principal to proceed against Borrower or any guarantor for reimbursement, or both;

(k)	Any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a Principal;

(l)	Any rights to enforce any remedy which Administrative Agent or the Lenders may have against Borrower, any rights to participate in any security for the Loan and any rights of indemnity, reimbursement, contribution or subrogation which Principal may have against Borrower or any other Principal or person;

(m)	Administrative Agent’s or the Lenders’ election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; and

(n)	Any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code.

3. Consents and Releases. Principal hereby consents and agrees that Administrative Agent and/or the Lenders may at any time, and from time to time, without notice to or further consent from Principal and either with or without consideration do any one or more of the following, all without affecting the agreements contained herein or the liability of Principal for the Retained Liabilities: (a) surrender without substitution any property or other collateral of any kind or nature whatsoever held by it, or by any person, firm or corporation on its behalf or for its account, securing the Loan or the Retained Liabilities; (b) modify the terms of any document evidencing, securing or setting forth the terms of the Loan; (c) grant releases, compromises and indulgences with respect to the Loan or the Retained Liabilities or any persons or entities now or hereafter liable thereon; or (d) take or fail to take any action of any type whatsoever with respect to the Loan or the Retained Liabilities. To the maximum extent permitted by law, but without increasing the list of the Retained Liabilities, Principal knowingly, voluntarily and intentionally agrees to be bound, just as Borrower is bound, by the provisions of Article 3 of the Loan Agreement (solely with respect to providing financial information with respect to it), Section 4.2(k) of the Loan Agreement and Article 11 of the Loan Agreement, including, without limitation, the waiver of the right to a trial by jury in Section 11.2, and the consents to jurisdiction and the governing law of Illinois set forth in Sections 11.3, and 11.4, respectively.

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Executed as of the date of the Loan Agreement.

PRINCIPAL:

GREAT WOLF RESORTS, INC.

By:

EXHIBIT A

Legal Description of Land
EXHIBIT B-1

Form of Promissory Note

EXHIBIT B-2

Form of Assignment and Acceptance
EXHIBIT C-1

Construction Budget

EXHIBIT C-2

Construction Completion Schedule

EXHIBIT D

Government Approvals

EXHIBIT E

Insurance Requirements

EXHIBIT F

Environmental Documents

SCHEDULE I

DEFINITIONS

Defined Terms.

The following terms as used herein shall have the following meanings:

Administrative Agent: MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., in its capacity as Administrative Agent for the Lenders pursuant to Article 11 and any successor Administrative Agent appointed pursuant to Section 11.6.

Advance: Any advance by a Lender to Borrower pursuant to such Lender’s Commitment.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: This Loan Agreement.

Annual Budget: As such term is defined in Section 3.1(d).

Anti-Money Laundering Laws: As such term is defined in Section 4.2(r).

Applicable Lending Office: With respect to each Lender, (a) in the case of any Advance, the office of such Lender specified as its “Operations Contact” for Advances in the questionnaire such Lender provided to Administrative Agent, and (b) in the case of any other notice or request under the Loan Documents, the office of such Lender specified as its “Credit Contact” in the questionnaire such Lender provided to Administrative Agent, or in the case of either of the preceding clauses (a) or (b) such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

Applicable Release Price: Means for the applicable Future Phase Land the price set forth below:

Applicable Future Phase Land	Applicable Release Price

Future Phase Lot 2	The product of $4/s.f. times the total s.f. of Future Phase Lot 2

Future Phase Lot 3	The product of $8/s.f. times the total s.f. of Future Phase Lot 3

Future Phase Lot 4	The product of $8/s.f. times the total s.f. of Future Phase Lot 4

Application: As such term is defined in Section 2.2.

Appraisal: An appraisal of the Project performed in accordance with FIRREA and Administrative Agent’s appraisal requirements by an independent appraiser licensed in the state in which the Project is located and selected and retained by Administrative Agent. Borrower may provide to Administrative Agent a copy of any FIRREA appraisal prepared for another lender within the past six (6) months. Administrative Agent may, in its sole discretion: (i) accept such appraisal; (ii) request an update of such appraisal; and (iii) retain a state licensed appraiser to perform a new appraisal.

Aquatics Construction Contract: The contract to be entered into between Borrower and Aquatics Construction Contractor for the design, manufacture and installation of the aquatics for the Project, as amended in accordance with the provisions of this Agreement.

Aquatics Construction Contractor: Neuman Pools, Inc., the general contractor with respect to the aquatics for the Project.

Architect: GSBS PC.

Architect’s Agreement: That certain contract dated October 21, 2005, between Borrower (as successor in interest to Great Wolf Resort Operating Partnership, LLLP) and Architect, as same may be amended from time to time in accordance with this Agreement.

Assignment and Acceptance: An assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Administrative Agent, in substantially the form of the attached Exhibit B-2.

Authorized Representative: The individual described in Section 4.3.

Base Rate: The London Interbank Offered Rate (LIBOR) rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100,000 of 1%) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 (the “Page”) as the offered rate for loans in U.S. Dollars under the caption British Bankers Association LIBOR Rates at 11:00 A.M. London time. The Base Rate will float daily and, for each day, shall be equal to the one (1) month LIBOR rate for such day set forth on the Page. If Bloomberg Professional Service no longer reports the Base Rate or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Lenders in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to the Lenders in the London Interbank Market, Administrative Agent may select a replacement index or replacement page from a substantially similar source using substantially similar methodology, as the case may be.

Borrower: As such term is defined in the opening paragraph of this Agreement, and including any successor obligor on the Loan from time to time.

Borrower’s Equity Contribution. As defined in Section 2.2(d)(v).

Business Day: A day of the year on which banks are not required or authorized to close in Chicago, Illinois.

Capital Budget: As such term is defined in Section 3.1(d).

Capitalization Event: Any sale or issuance by the Principal or Principal OP of equity securities except for the issuance of the Principal OP’s limited partnership interests in exchange for Ownership Interests in Subsidiaries and Joint Ventures.

Change Order: As such term is defined in Section 4.1(h).

Closing Checklist: As such term is defined in Section 2.1.

Closing Date: The date of the execution and delivery of this Agreement and recordation of the Mortgage.

Co-Lead Arranger: Each of MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., and HSH Nordbank AG, in their capacity as a Co-Lead Arranger, and their respective successors and assigns in such capacity.

Commitment: With respect to any Lender, the amount set opposite such Lender’s name on Schedule II as its Commitment, or if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender as its Commitment in the Register maintained by Administrative Agent pursuant to Section 10.1(c).

Completion: As such term is defined in Section 4.1(i).

Completion Date: As such term is defined in Section 4.1(i).

Consolidated: With respect to any Person, means the consolidation of the accounts of such Person with such Person’s Subsidiaries in accordance with GAAP.

Construction Budget: means initially the Preliminary Construction Budget, and, upon Administrative Agent’s written approval of the Final Construction Budget, shall mean the Final Construction Budget, as such budgets may be modified in accordance with the provisions of this Agreement.

Construction Completion Schedule: means initially the Preliminary Construction Completion Schedule, and, upon Administrative Agent’s written approval of the Final Construction Completion Schedule, shall mean the Final Construction Completion Schedule, as such schedules may be modified in accordance with the provisions of this Agreement.

Construction Contract: Each of the General Construction Contract, the Aquatic Construction Contract, and the Theming Contract.

Construction Contractor: Each of the General Construction Contractor, the Aquatic Construction Contractor, and the Theming Contractor.

Construction Documents: As such term is defined in Section 2.1(b).

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Credit Card Issuers: As such term is defined in Section 4.2(u).

Debtor Relief Laws: Any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: As such term is defined in Section 2.7(a).

Defaulting Lender: Any Lender which has wrongfully refused or failed to make available its portion of any disbursement or to fund its portion of any unreimbursed payment under Section 11.5, or notified in writing Borrower or Administrative Agent that such Lender does not intend to comply with its obligations under this Agreement.

Depository Account: As such term is defined in Section 4.2(u).

EBITDA: means, at any date of determination, the sum of the following items, in each for the four consecutive fiscal quarters of the Principal most recently ended: (a) the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary, infrequent, and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income, without duplication, (A) income attributable to minority interests, (B) non-cash employee compensation, asset impairment charges and other non-cash items, (C) the cumulative effect of changes in accounting principles, and (D) expenses incurred in connection with the Formation Transactions and the IPO and other non-recurring items, in each case of the Principal and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; and provided, that calculations which pertain to the fiscal quarters of the Principal ending on or prior to December 31, 2004 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions.

Eligible Assignee: Any of the following approved by those Persons who have approval rights pursuant to the provisions of Section 10.1, which approval will not be unreasonably withheld: (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $250,000,000 (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent), (c) an investment bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000, (d) an insurance company, finance company or financial institution (whether a corporation, partnership, trust or other Person) organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, (e) a Lender, (f) an Affiliate of the respective assigning Lender meeting the eligibility requirements of (a), (b), (c), or (d), and (g) any other Person approved by Administrative Agent and Borrower.

Environmental Documents: As such term is defined in Section 6.1.

Environmental Indemnitor: Individually, Borrower and Principal, collectively referred to as Environmental Indemnitors.

Environmental Obligations: As such term is defined in Section 6.7.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.

Environmental Reports: As such term is defined in Section 6.3.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Section 8.1.

Excess Cash Flow: For any period means the Net Cash Flow for such period less current principal and interest payments due on the Loan (or on any loan(s) which refinance the Loan) for such period.

Excess Cash Flow Month: Each month (commencing with the first month following the first Rolling Period following the Opening Date) for which the Property Yield (calculated as of the day of such month that Borrower delivers the monthly information Borrower is obligated to deliver pursuant to the provisions of Section 3.1(a)) is less than ten percent (10%).

Excess Interest: As such term is defined in Section 12.5.

Expenses: All losses, fines, penalties, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs, the allocated costs for services of in-house counsel, and expenses of investigation).

Extended Maturity Date: As such term is defined in Section 2.3(a).

Extension Option: As such term is defined in Section 2.3(a).

Extension Term: As such term is defined in Section 2.3(a).

Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Fee Letter: The letter agreement dated as of even date as this Agreement, among Borrower, and MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., as amended.

FF&E: means all fixtures, furnishings, equipment, furniture and other items of tangible personal property now or hereafter located in or on the Land or Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the Land or Improvements, including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurants, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, reservation system computer and related equipment, all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of the Land or Improvements. FF&E includes any vehicles owned or acquired by Borrower.

FF&E Reserve: As such term is defined in Section 4.1(g).

Final Construction Budget: As such term is defined in Section 2.2(b).

Final Construction Completion Schedule: As such term is defined in Section 2.2(b).

Final General Construction Contract: As such term is defined in Section 2.2(b).

Final Plans:	The final plans and specifications for construction of the Improvements.

FIRREA: The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

Force Majeure Events: As such term is defined in Section 4.1(h).

Formation Transactions: The “formation transaction” all as more fully described in the Registration Statement including the formation of certain Persons and merger of certain Persons and the purchase of certain interests in connection therewith.

Future Phase Land: Collectively, Future Phase Lot 2, Future Phase Lot 3, and Future Phase Lot 4.

Future Phase Lot 2: Lot 2, Block 1 of the GREAT WOLF ADDITION OF GRAPEVINE, an Addition to the City of Grapevine, Tarrant County, Texas, according to the plat recorded in Cabinet A, Slide 11261, of the Map Records of Tarrant County, Texas.

Future Phase Lot 3: Lot 3, Block 1 of the GREAT WOLF ADDITION OF GRAPEVINE, an Addition to the City of Grapevine, Tarrant County, Texas, according to the plat recorded in Cabinet A, Slide 11261, of the Map Records of Tarrant County, Texas.

Future Phase Lot 4: Lot 4, Block 1 of the GREAT WOLF ADDITION OF GRAPEVINE, an Addition to the City of Grapevine, Tarrant County, Texas, according to the plat recorded in Cabinet A, Slide 11261, of the Map Records of Tarrant County, Texas.

Future Phase Property: With respect to any Future Phase Land, such Future Phase Land and any improvements constructed thereon.

GAAP: United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

General Construction Contract: means initially the Preliminary General Construction Contract, and, upon Administrative Agent’s written approval of the Final General Construction Contract, shall mean the Final General Construction Contract, as such contracts may be modified in accordance with the provisions of this Agreement..

General Construction Contractor: Turner Construction Company, the general contractor with respect to the construction of the Improvements excluding for the aquatics for the Project.

Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority to construct, improve or operate the Project.

Governmental Authority: Any foreign governmental authority, the United States of America, state of the United States of America, and any county, municipal government, or political subdivision thereof, and any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility having jurisdiction over Administrative Agent, any Lender, Borrower, Principal or any of their respective properties.

Gross Revenue: For any period, all revenues of Borrower, determined on a GAAP basis, derived from the ownership, operation, use, leasing and occupancy of the Project during such period. Gross Revenue shall include: (i) all revenues from rentals, expense pass-throughs, fees and service charges to tenants, subtenants, licensees or other occupants of commercial or retail space in the Project including lease termination fees, revenues from the use or rental of guest rooms and suites and conference and banquet rooms, revenues from food and beverage service and facilities, including off-site catering, telephone services, guest laundry services, vending, including mini-bars, television, recreational and health club facilities and parking in the Project and other fees and charges resulting from the operations of the Project by Borrower or Manager in the ordinary course of business; (ii) proceeds of insurance or other money or credits received in settlement for loss, theft, or damage to property relating to or used in the Project except to the extent such proceeds, money or credits are paid directly to third parties or to reimburse Borrower for the actual cost of repairs or replacements with respect to which such proceeds, money or credits were obtained; (iii) condemnation awards except to the extent such awards are paid directly to third parties or to reimburse Borrower for the actual cost of repairs or replacements related to such condemnation; (iv) proceeds of insurance received by Borrower or Manager with respect to rent loss, use and occupancy or business interruption insurance; (v) deposits forfeited and not refunded; (vi) any amounts recovered in any legal actions or proceedings, or settlements thereof, arising out of the operation of the Project; (vii) receipts arising from the sale or other disposition of furniture, fixtures or equipment; and (viii) interest income; provided, however, that in no event shall Gross Revenues include (a) any loan proceeds; (b) insurance proceeds, condemnation proceeds, or any security deposits except as set forth above; (c) any other items deemed extraordinary under GAAP; (d) gratuities, services charges or similar receipts collected by Borrower or Manager to the extent paid over to Project employees or persons occupying similar positions for performing similar services; and (e) excise taxes, sales taxes, use taxes, bed taxes, admission taxes, tourist taxes, gross receipts taxes, value added taxes, entertainment taxes or other similar charges collected by Borrower or Manager to the extent paid to governmental authorities.

Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials, microbial matter, biological toxins, mycotoxins, mold or mold spores or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority. Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Holdback: As such term is defined in Section 2.2(a).

Improvements: As such term is defined in Recital A.

Include or including: Including, but not limited to.

Indebtedness: As such term is defined in Section 8.1(a).

Indemnified Party: As such term is defined in Section 4.2(k).

Initial Maturity Date: As such term is defined in Section 2.3(a).

Interest Rate: As such term is defined in Section 2.5.

Interest Rate Agreements: Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement pertaining to the fluctuations in interest rates.

Interest Rate Protection: Interest Rate Agreements in an aggregate notional amount equal to the amount of the Loan (from a Lender IRA Provider or from a financial institution whose long-term debt rating is equal to or greater than “A”) which will provide an all-in interest rate cap not to exceed 10% per annum and otherwise be reasonably acceptable to the Co-Lead Arrangers.

Interest Reserve Account: As such term is defined in Section 2.6.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

IPO: The initial public offering of common stock of the Principal and its registration as a public company with the Securities and Exchange Commission.

Land: As such term is defined in Recital A.

Late Charge: As such term is defined in Section 2.7(b).

Laws: Collectively, all laws, statutes, codes, ordinances, orders, rules and regulations of any Governmental Authority, including judicial opinions or presidential authority in the applicable jurisdiction and applicable to Borrower, Principal, the Project, Administrative Agent or a Lender.

Leases: The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Administrative Agent.

Lender: A lender who has a Commitment as of the date of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.1, and Lenders means all such Persons.

Lender Interest Rate Agreement: Any Interest Rate Agreement provided for Borrower by a Lender IRA Provider.

Lender IRA Provider: A Lender or an Affiliate of a Lender who provides any Interest Rate Agreement for Borrower.

Lenders’ Consultant: An independent consulting architect, inspector, and/or engineer designated by Administrative Agent on behalf of the Lenders to act as the Lenders’ consultant in Administrative Agent’s sole discretion.

Leverage Ratio: The ratio on any date of (i) the difference of (A) the Total Indebtedness of Principal and its Subsidiaries on a Consolidated Basis on such date minus (B) the amount of Unrestricted Cash on such date to (ii) the EBITDA of Principal and its Subsidiaries on a Consolidated Basis for the four (4) calendar quarters immediately preceding such date.

License Agreement: As such term is defined in Section 5.1(z).

Licensor: As such term is defined in Section 5.1(z).

Loan: As such term is defined in Recital B.

Loan Amount: The maximum amount of the Loan as initially set forth in Recital B.

Loan Documents: The collective reference to this Agreement, the documents and instruments described in Recital C and Section 2.1, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Principal’s obligations in connection with the transaction contemplated hereunder, each as amended.

Loan Year: The period from the Closing Date through the last day of the same month in the following year and thereafter each successive twelve (12) month period.

Major Subcontractor: As such term is defined in Section 2.2(b)(i).

Management Agreement: As such term is defined in Section 5.1(aa).

Manager: Great Lakes Services, LLC, a Delaware limited liability company, the manager of the Project approved by Administrative Agent and any successor manager approved by Administrative Agent managing the Project pursuant to a management agreement approved by Lender.

Mandatorily Redeemable Stock: With respect to any Person, means any Ownership Interest of such Person which by the terms of such Ownership Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Ownership Interest which is redeemable solely in exchange for common stock or other ownership interests), (ii) is convertible into or exchangeable or exercisable for any Total Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Ownership Interest which is redeemable solely in exchange for common stock or other Ownership Interests), in each case on or prior to the Maturity Date.

Marketing Agreement: As such term is defined in Section 5.1(bb).

Mason Loan: As such term is defined in Section 2.2(b)(i).

Material Adverse Change or material adverse change: If, in Administrative Agent’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed since December 31, 2005 in a manner which could have a material adverse effect on (i) the value of the Lenders’ security for the Loan, (ii) the timely repayment of the Loan or (iii) the timely performance any of its material obligations under the Loan Documents.

Material Lease: As such term is defined in Section 4.1(a).

Maturity Date: The Initial Maturity Date, or, if Borrower satisfies the conditions to extend the term of the Loan pursuant to Section 2.3(a), the Extended Maturity Date.

Minimum Tangible Net Worth: With respect to the Principal, at any time, the sum of (i) $200,000,000 plus (ii) 75% of the aggregate net proceeds or value received by the Principal or any of its Subsidiaries after the date of this Agreement in connection with any Capitalization Events taken as a whole plus (iii) to the extent a positive number, 75% of the aggregate net income of the Principal and the Principal’s Subsidiaries for the period from and including April 1, 2006 to the date of testing, on a Consolidated basis.

Mortgage: As such term is defined in Recital C.

Net Cash Flow: For any period means, (i) all Gross Revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Project during such period including rents, lease termination fees, expense reimbursements, interest income and forfeited security and other deposits for such period less (ii) the sum of the monthly amounts escrowed with Administrative Agent for the payment of taxes and a reasonable monthly accrual for the payment of insurance premiums, provided that Administrative Agent shall have the right to require that Borrower escrow such sums with Administrative Agent for each Excess Cash Flow Month less (iii) the actual, customary and reasonable expenses actually paid in connection with operating the Project paid during such period (including (a) license fees (whether paid or not) in an amount not less than three percent (3%) of Operating Revenues for such period, (b) management fees (whether paid or not) in an amount not less than three percent (3%) of Operating Revenues for such period, and (c) reservation services fees (whether paid or not) in an amount not less than two percent (2%) of Operating Revenues for such period), and deposits made into reserves approved by Administrative Agent or required by the Loan Documents (provided, however, that amounts included in such reserves or included in clause (ii) above shall not also be included as an expense upon disbursement from such reserves or payment of such expense) excluding: (x) any loan proceeds, (y) insurance proceeds, condemnation proceeds and security deposits to the extent not included in the definition of Gross Revenues; and (z) any other items deemed extraordinary under GAAP.

Net Operating Income: For any period, Operating Revenue for such period less Operating Expenses for such period.

Non-Defaulting Lender: Each Lender other than a Defaulting Lender.

Note: A promissory note of Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit B-1, evidencing Indebtedness of Borrower to such Lender resulting from Advances from such Lender, and Notes means all of such promissory notes.

OFAC Lists: As such term is defined in Section 4.2(r).

OFAC Rules: As such term is defined in Section 4.2(r).

Opening Date: The opening date of the Project to the general public.

Operating Budget: As such term is defined in Section 3.1(d).

Operating Expenses: For any period, the actual and customary expenses of owning, operating, managing and maintaining the Project, determined on a GAAP basis for such period (as reasonably adjusted by Administrative Agent), including, without limitation: (i) recurring expenses (e.g., real estate tax and insurance deposits, tenant improvements, leasing commissions, and such others as determined by Administrative Agent) which are not paid out of the replacement reserve, (ii) license fees (whether paid or not) in an amount not less than three percent (3%) of Operating Revenues for such period, (iii) management fees (whether paid or not) in an amount not less than three percent (3%) of Operating Revenues for such period, (iv) marketing fees (whether paid or not) in an amount not less than one percent (1%) of Operating Revenues for such period, (v) reservation services fees (whether paid or not) in an amount not less than two percent (2%) of Operating Revenues for such period, and (vi) a FF&E and structural reserve (whether reserved or not) in an amount not less than 4% of Operating Revenue for such period, as adjusted by Administrative Agent in its sole discretion for projected capital expenditures.

Operating Revenue: For any period, Gross Revenue for such period less the items described in clauses (ii), (iii), (vi) to the extent the sums received would not have been counted in Gross Revenue had such sums been collected without the need for legal action or proceeding, (vii), and (viii) of the definition of Gross Revenue.

Ordinary Materials: As such term is defined in Section 6.1.

Organizational Documents: As such term is defined in Section 5.1(e).

Other Obligations: All obligations of Borrower under all Lender Interest Rate Agreements.

Ownership Interests: Shares of stock, other securities, partnership interests, member interests, beneficial interests or other interests in any Person, whether voting or non-voting, and participations or other equivalents (regardless of how designated) of or in a Person.

Patriot Act: As such term is defined in Section 4.2(r).

Permitted Exceptions: Those matters listed on Exhibit B to the Mortgage which affect title to the Project as of the closing and thereafter such other title exceptions as Administrative Agent may reasonably approve in writing.

Permitted Forward Payments: As such term is defined in Section 2.2(b)(i).

Permitted Investor: A Person for which Administrative Agent has conducted or caused to be conducted a thorough background check as provided in Section 4.2(b)(i), which check did not reveal that such Person is a Prohibited Person.

Person: An individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

Plans: means initially the Preliminary Plans, and, upon Administrative Agent’s written approval of the Final Plans, shall mean the Final Plans, as such plans may be modified in accordance with the provisions of this Agreement.

Preliminary Construction Budget: As such term is defined in Section 2.1(b).

Preliminary Construction Completion Schedule: As such term is defined in Section 2.1(b).

Preliminary General Construction Contract: The Resort Preconstruction Services Agreement, Grapevine Texas, dated May 4, 2006, between Borrower (as successor in interest to Principal) and General Construction Contractor.

Preliminary Plans: The preliminary plans and specifications for construction of the Improvements.

Prescribed Forms: Such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Internal Revenue Code, or (c) any applicable rule or regulation under the Internal Revenue Code, permit Borrower to make payments hereunder for the account of such Lender free of (or, upon written request of Borrower specifying the applicable form, at a reduced rate of) deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Internal Revenue Code or any such rule or regulation).

Principal: Great Wolf Resorts, Inc., a Delaware corporation.

Principal OP: GWR Operating Partnership, LLLP, a Delaware limited liability limited partnership.

Principal OP GP: GWR OP General Partner, LLC, a Delaware limited liability company, the general partner of Principal OP.

Proceeding: As such term is defined in Section 12.3.

Proceeds: As such term is defined in Section 7.1(a).

Prohibited Person(s): As such term is defined in Section 4.2(r).

Project: The collective reference to (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) the FF&E.

Property Tax Reserve: As such term is defined in Section 4.2(f).

Property Yield: At any time, the quotient of (i) Net Operating Income from the Project for the most recently completed Rolling Period divided by (ii) the sum of the then current outstanding principal balance of the Loan plus any anticipated future fundings on the Loan (excluding protective advances) plus accrued interest thereon which remains unpaid for greater than thirty (30) days.

Pro Rata Share: At any time with respect to any Lender, the ratio (expressed as a percentage) of (i) such Lender’s Commitment, or, to the extent the Commitments have been terminated, such Lender’s outstanding Advances to (ii) all the Lenders’ aggregate Commitments, or, to the extent the Commitments have been terminated, all the Lenders’ aggregate outstanding Advances.

Register: As such term is defined in Section 10.1(c).

Registration Statement: The Principal’s Form S-1 Registration Statement filed with the Securities and Exchange Commission in connection with the IPO, as amended.

Remedial Work: As such term is defined in Section 6.4.

Required Lenders: Non-Defaulting Lenders the sum of whose outstanding Commitments (or after the termination of the Commitments, outstanding Advances) represent at least 51% of the sum of all outstanding Commitments of Non-Defaulting Lenders (or after the termination of the Commitments, the sum of the then total outstanding Advances of Non-Defaulting Lenders).

Reservation Agreement: As such term is defined in Section 5.1(y).

Retained Liabilities: As such term is defined in Paragraph 1 of the Limited Joinder.

Rolling Period: As of any date, the twelve (12) months ending immediately preceding such date.

Single Purpose Entity: An entity which (i) exists solely for the purpose of owning and operating the Project, (ii) conducts business only in its own name, (iii) does not engage in any business other than the ownership, management and operation of the Project, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns in the Project, (v) does not have any assets other than those related to its interest in the Project and does not have any debt other than as permitted by this Agreement and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, (vi) has its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets), (vii) holds itself out as being a company separate and apart from any other entity, (viii) observes limited liability company/partnership/corporate formalities, as the case may be, independent of any other entity.

Subsidiary: With respect to any Person, at any date, any other Person in whom such Person holds an ownership interest and whose financial results would be consolidated under GAAP with the financial results of such Person if such statements were prepared as of such date.

Taxes: As such term is defined in Section 9.4(a).

Tangible Net Worth: On any date for Principal and its Subsidiaries on a Consolidated basis, an amount equal to (i) the stockholders equity of such Persons on such date as determined in accordance with GAAP minus (ii) all amounts appearing on the assets side of a Consolidated balance sheet of such Persons for assets separately classified as intangible assets under GAAP.

Tenant: Any tenant under any Lease.

Theming Contract: A certain contract to be entered into between Borrower and Theming Contractor, pursuant to which the Theming Contractor agrees to provide certain improvements and FF&E for the Project, as amended in accordance with the provisions of this Agreement.

Theming Contractor: Weber Group or such other Person who is reasonably acceptable to Administrative Agent based upon the scope of work under the proposed Theming Contract.

Title Insurer: Lawyers Title Insurance Company, or such other title insurance company licensed in the State of Texas as may be approved in writing by Administrative Agent in Administrative Agent’s sole discretion.

Title Policy: An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer insuring the lien of the Mortgage as a valid first, prior and paramount lien upon the Project and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and otherwise satisfying the requirements of Administrative Agent.

Total Indebtedness: At any time and with respect to any Person, the sum of the following (without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables or bank drafts arising in the ordinary course of business); (ii) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefore or for which such Person is liable as a partner of such Person; (iii) indebtedness of others in the amount secured by a lien or security interest on assets of such Person, whether or not such Person shall have assumed such indebtedness unless the validity of such lien or security interest is being contested in good faith and with due diligence by appropriate proceedings; (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (v) capitalized lease obligations of such Person; (vi) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (a) is considered indebtedness for borrowed money for U.S. federal income tax purposes but is classified as an operating lease under GAAP and (b) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (viii) all obligations of such Person in respect of any take-out commitment or forward equity commitment (excluding, in the case of Principal and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Ownership Interests (other than Mandatorily Redeemable Stock)); and (ix) to the extent treated as a liability under GAAP, obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; provided that the City of Sheboygan liabilities in the amount of approximately $12,000,000 recorded as other liabilities on the Great Wolf Resorts, Inc. consolidated balance sheet shall be excluded from the calculation of Total Indebtedness.

Transfer: Except as otherwise permitted hereunder or approved by Administrative Agent, any (i) sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (c) any interest in Borrower (including any interest in the profits, losses or cash distributions in any way relating to the Project or Borrower) or any interest in any entity (excluding Principal, Principal OP, or any of such parties’ successors as permitted by the provisions of Section 4.2(b)(ii)) which holds an interest in, or directly or indirectly controls, Borrower or (ii) creation of any new Ownership Interest in Borrower (including any interest in the profits, losses or cash distributions in any way relating to the Project or Borrower).

Unrestricted Cash: On any date with respect to Principal and its Subsidiaries on a Consolidated basis, an amount equal to (i) the unrestricted cash and marketable securities of Principal and its Subsidiaries on such date minus (ii) (A) if on or before September 30, 2007, Five Million and No/100 Dollars ($5,000,000) and (B) if after September 30, 2007, Eight Million and No/100 Dollars ($8,000,000) minus (iii) the amount of unfunded commitments (direct or indirect) of Principal and its Subsidiaries on such date to pay for, or contribute to a Person for such Person to pay for, capital expenditures or FF&E for any new project of Principal or its Subsidiary for which ground breaking has occurred as of such date.

SCHEDULE II

COMMITMENTS

LENDER	COMMITMENT

MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc.	$39,750,000

HSH NORDBANK AG	$39,750,000

TOTAL	$79,500,000

SCHEDULE 2.1
CLOSING CHECKLISTSCHEDULE 5.1(B)

LITIGATION